    As filed with the Securities and Exchange Commission on February 6, 2001

                                                      Registration No. 333-54204

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                               AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                          ----------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                6711                         63-0574085
 (State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)          Classification Code Number)         Identification No.)

                              420 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                          ----------------------------
                                 ALTON E. YOTHER
                             SOUTHTRUST CORPORATION
                              420 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
      PAUL S. WARE, ESQ.                              CHARLES E. GREEF, ESQ.
BRADLEY ARANT ROSE & WHITE LLP                      JENKENS & GILCHRIST, P.C.
 2001 PARK PLACE, SUITE 1400                       1445 ROSS AVENUE, SUITE 3200
     BIRMINGHAM, AL 35203                                DALLAS, TX 75202
        (205) 521-8000                                    (214) 855-4500

      --------------------------------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________




                          ----------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                     [Logo]
                        IRVING NATIONAL BANCSHARES, INC.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Irving National Bancshares, Inc.:

         The board of directors of Irving National Bancshares, Inc. has approved a merger of Irving into SouthTrust of Alabama, Inc., a subsidiary of SouthTrust Corporation. We have scheduled a special meeting of the shareholders of Irving to vote on the merger. The special meeting will be held on March 15, 2001, at 3:00 p.m. at 3636 West Northgate Drive, Irving, Texas. You are cordially invited to attend the special meeting.


         If the merger is completed, you will receive SouthTrust Corporation common stock in exchange for each share of Irving common stock that you hold. The number of shares of SouthTrust common stock you will receive is determined in accordance with an exchange ratio described in the section titled "Effect of the Merger on Irving Common Stock" on page ___ of this proxy statement/prospectus. Assuming 289,302 shares of Irving common stock are outstanding when the merger is completed, you will be entitled to receive 2.2423 shares of SouthTrust common stock for each share of Irving common stock you hold. This exchange ratio represents a value of $98.93 based on the February 5, 2001 closing price of SouthTrust common stock. To the extent that fewer than 289,302 shares of Irving common stock are outstanding immediately prior to the merger, you would be entitled to receive a greater number of shares of SouthTrust common stock.


The board of directors has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote "FOR" the approval of the merger agreement. The merger agreement cannot be approved unless the holders of at least two-thirds of the shares of Irving common stock entitled to vote at the special meeting approve it. We are sending this proxy statement/prospectus to you to ask for your vote in favor of the merger agreement.

This proxy statement/prospectus describes the merger agreement and the merger in more detail. Enclosed with this proxy statement/prospectus are the notice of special meeting and the proxy card for the special meeting. Please read all of these materials carefully.

- Shares of SouthTrust common stock are quoted on The Nasdaq Stock Market under the symbol "SOTR".

- Our financial advisor, Hovde Financial, LLC has issued its opinion to the board of directors that the exchange ratio is fair from a financial point of view to the Irving shareholders.


- We expect that the merger generally will be treated as a tax-free transaction for Irving, SouthTrust and Irving shareholders. Bradley Arant Rose & White LLP, counsel to SouthTrust, has issued an opinion concerning the federal income tax consequences of the merger. The opinion and the federal income tax consequences of the merger are described in greater detail in the section titled "Federal Income Tax Consequences" on page ___ of this proxy statement/prospectus.


         Regardless of whether you plan to attend the special meeting of Irving shareholders being held on March 15, 2001 to vote on the merger agreement, we urge to complete, sign and return promptly the enclosed proxy card.


    /s/ JOHN S. FREDRICK                         /s/ L. MICHAEL PEARCE
------------------------------          ---------------------------------------
      JOHN S. FREDRICK                             L. MICHAEL PEARCE
          Chairman                       President and Chief Executive Officer


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES THAT SOUTHTRUST IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF SOUTHTRUST, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


         The date of this proxy statement/prospectus is February 7, 2001, and it is being mailed or otherwise delivered to Irving shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about SouthTrust from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from SouthTrust at the following address:

                             SouthTrust Corporation
                              420 North 20th Street
                            Birmingham, Alabama 35203
                           Attention: Alton E. Yother
                                 (205) 254-5000


         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY THURSDAY, MARCH 8, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


         See "Where You Can Find More Information" on page {__} for further information.

                        IRVING NATIONAL BANCSHARES, INC.
                            3636 West Northgate Drive
                               Irving, Texas 75062

                     --------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 15, 2001

                     --------------------------------------

         Notice is hereby given that a special meeting of shareholders of Irving National Bancshares, Inc. ("Irving"), a Texas corporation, will be held on March 15, 2001 at 3:00 p.m. at 3636 West Northgate Drive, Irving, Texas for the following purposes:


                  1. to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 1, 2000, which provides for the merger of Irving with and into SouthTrust of Alabama, Inc., a subsidiary of SouthTrust Corporation. In the merger, each share of Irving common stock outstanding on the effective date of the merger will be converted into a number of shares of SouthTrust common stock determined in accordance with a formula set forth in the merger agreement. You can find a copy of the merger agreement in Exhibit A to the accompanying proxy statement/prospectus. Please see the section titled "Effect of the Merger on Irving Common Stock" on page {__} of the accompanying proxy statement/prospectus for more details on the number of SouthTrust shares you would be entitled to receive in the merger.


                  2. to transact other business, if any, that may properly come before the special meeting or any adjournments or postponements of the special meeting.


         Only those persons who hold shares of Irving common stock at the close of business on February 5, 2001 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. The special meeting may be adjourned or postponed more than once without further notice being given to shareholders of Irving other than an announcement being made at the special meeting or at any adjournment or postponement of the special meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the special meeting.


         Appraisal rights are available under Texas law to Irving shareholders with respect to the merger. Please see the section entitled "Your Right to Dissent from the Merger" beginning on page {__} of the accompanying proxy statement/prospectus for a discussion of the availability of appraisal rights and the procedures required to be followed to assert dissenters' rights in connection with the merger.

         We look forward to seeing you at the special meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the special meeting.

                                         By Order of the Board of Directors



                                         Phillip M. Standley, Secretary
Irving, Texas

February 7, 2001


WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT IRVING MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS


COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER.................................................................      1

SUMMARY  .....................................................................................................      2

SELECTED FINANCIAL INFORMATION ABOUT SOUTHTRUST...............................................................      6

A WARNING ABOUT FORWARD-LOOKING INFORMATION...................................................................      7

THE SPECIAL MEETING...........................................................................................      8
         The Record Date; Quorum Requirement..................................................................      8
         Voting Rights and Votes Required.....................................................................      8
         Voting at the Special Meeting; Proxies...............................................................      8
         Solicitation of Proxies..............................................................................      9
         Effect of "Abstentions" and "Broker Non-Votes".......................................................      9

THE MERGER....................................................................................................     10
         General  ............................................................................................     10
         Effective Time of the Merger.........................................................................     11
         Background of the Merger.............................................................................     11
         Irving's Reasons for the Merger......................................................................     12
         SouthTrust's Reasons for the Merger..................................................................     13
         Interests of Certain Persons in the Merger...........................................................     16
         Effect of the Merger on Irving Common Stock..........................................................     20
         Distribution of SouthTrust Stock Certificates........................................................     21
         Your Right to Dissent from the Merger................................................................     21
         Timing of Completion of the Merger...................................................................     24
         Regulatory Approvals.................................................................................     24
         Conditions to be Satisfied or Waived before the Merger Can be Completed..............................     26
         Conduct of Business by Irving Pending the Merger.....................................................     26
         Other Covenants and Agreements.......................................................................     27
         Waiver and Amendment.................................................................................     28
         Termination of the Merger Agreement..................................................................     29
         Termination Fee......................................................................................     29
         Resales of Shares of SouthTrust Common Stock.........................................................     30
         Anticipated Accounting Treatment.....................................................................     31
         Expenses ............................................................................................     31

FEDERAL INCOME TAX CONSEQUENCES...............................................................................     32

DESCRIPTION OF SOUTHTRUST CAPITAL STOCK.......................................................................     34
         General  ............................................................................................     34
         SouthTrust Common Stock..............................................................................     34
         SouthTrust Preferred Stock...........................................................................     37

MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO
         SOUTHTRUST COMMON STOCK AND IRVING COMMON STOCK......................................................     38
         Market Price.........................................................................................     38
         Dividends............................................................................................     38

COMPARISON OF RIGHTS OF STOCKHOLDERS OF SOUTHTRUST AND SHAREHOLDERS OF IRVING.................................     40
         Voting Rights........................................................................................     40
         Rights on Liquidation................................................................................     40
         Rights of Pre-emption................................................................................     40
         Rights to Call a Special Meeting of the Stockholders.................................................     40
         Stockholders' Rights to Amend Corporate Governing Documents..........................................     41
         Right of Dissent and Appraisal.......................................................................     41
         Election and Classification of the Board of Directors................................................     41
         Nomination of Directors by Stockholders..............................................................     41
         Rights to Remove a Director..........................................................................     42
         Stockholders' Rights to Reports......................................................................     42
         Effect of the Issuance of Preferred Stock............................................................     42
         Rights Attached to Capital Stock.....................................................................     43

SUPERVISION AND REGULATION....................................................................................     43
         SouthTrust...........................................................................................     43
         Irving   ............................................................................................     46

WHERE YOU CAN FIND MORE INFORMATION...........................................................................     51

EXPERTS AND COUNSEL...........................................................................................     52

SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER MATTERS.........................................................     52

EXHIBIT A
     AGREEMENT AND PLAN OF MERGER.............................................................................    A-1

EXHIBIT B
     OPINION OF HOVDE FINANCIAL LLC...........................................................................    B-1

EXHIBIT C
     TEXAS BUSINESS CORPORATION ACT DISSENT PROVISIONS........................................................    C-1


                  COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER


Q.       WHAT DO I NEED TO DO NOW?

A. Just indicate on your proxy card how you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on March 15, 2001.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q.       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Irving stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q.       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, SouthTrust will send you written instructions explaining how you should exchange your stock certificates.

Q.       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect the merger to be completed during the first quarter of 2001. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Irving must approve the merger agreement and the merger and SouthTrust must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q. WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A.       You should contact Alton E. Yother of SouthTrust, telephone (205)
         254-5000.

                                     SUMMARY

                  This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page {__} on how to obtain copies of those documents. In addition, the merger agreement is attached as Exhibit A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

INFORMATION REGARDING SOUTHTRUST AND IRVING

SOUTHTRUST CORPORATION
420 NORTH 20TH STREET
BIRMINGHAM, ALABAMA 35203
(205) 254-5000

SouthTrust is a Delaware corporation and a registered financial holding company, and one of its wholly owned subsidiaries is SouthTrust of Alabama, Inc., an Alabama corporation. SouthTrust of Alabama owns SouthTrust Bank, an Alabama banking corporation. SouthTrust, through its subsidiaries, engages in a full range of banking services from more than 630 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Texas. As of September 30, 2000, SouthTrust had consolidated total assets of approximately $44.3 billion, which ranked it as the twenty-sixth largest bank holding company in the United States.

SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

SouthTrust routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this proxy statement/prospectus, discussions, and in some cases, negotiations and due diligence activities leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and, depending on the terms of these transactions, may dilute the SouthTrust common stock to be issued to you in the merger.

IRVING NATIONAL BANCSHARES, INC.
3636 WEST NORTHGATE DRIVE
IRVING, TEXAS 75062
(972) 257-1818

Irving is a Texas corporation and a registered bank holding company. Irving's wholly owned subsidiary is Irving Delaware Financial Corporation, a Delaware Corporation. Irving Delaware Financial owns all of the stock of Independent National Bank, a national banking association. As of the date of this proxy statement/prospectus, the bank has 3 branch offices in Texas in addition to its main office. The bank operates 4 stand-alone ATMs and a stand-alone deposit-gathering facility, in addition to the ATMs located at each office. At September 30, 2000, Irving had consolidated assets of $112.7 million, deposits of $101.7 million and shareholders' equity of $5.4 million.

RECOMMENDATIONS OF IRVING'S BOARD AND OPINION OF FINANCIAL ADVISOR (SEE PAGE {___})

The Irving board believes that the merger is in your best interests and has unanimously approved the merger agreement. The Irving board of directors recommends that you vote "FOR" approval of the merger agreement.

In deciding to approve the merger, Irving's board considered the opinion of its financial advisor, Hovde Financial LLC, that as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the exchange ratio is fair, from a financial point of view, to the shareholders of Irving. The full text of this opinion is attached as Exhibit B to this proxy statement/prospectus, and you are urged to read this opinion in its entirety.

SPECIAL MEETING TO BE HELD ON MARCH 15, 2001 (SEE PAGE {__})

The special meeting of Irving shareholders will be held at 3:00 p.m. on Wednesday, March 15, 2001, at 3636 West Northgate Drive, Irving, Texas. At the special meeting, you will be asked to consider and vote to approve the merger agreement (which provides for the merger of Irving into SouthTrust of Alabama).


RECORD DATE SET AT FEBRUARY 5, 2001, TWO-THIRDS VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE {__})

You can vote at the special meeting if you owned Irving common stock at the close of business on February 5, 2001. As of that date, there were 201,841 shares of Irving common stock issued and outstanding and entitled to be voted at the special meeting. The affirmative vote of the holders of at least two-thirds of the shares of Irving common stock entitled to be cast on the merger agreement is required. Irving previously issued promissory notes that are convertible into shares of Irving common stock. We anticipate that all of the notes will be converted prior to completion of the merger. Before conversion of the notes, our directors and executive officers beneficially owned, as of the record date, and are entitled to vote, 130,417 shares or approximately 65% of the outstanding shares of Irving common stock. After conversion of all of the notes into shares of Irving common stock, our directors and executive officers would beneficially own 184,017 shares, or approximately 64% of the outstanding shares of Irving common stock. IF YOU DO NOT VOTE YOUR SHARES OF COMMON STOCK, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.


The merger does not have to be approved by SouthTrust's stockholders.

DISSENTERS' APPRAISAL RIGHTS (SEE PAGE {__})

Under Texas law, you have the right to dissent from the merger and obtain an amount in cash equivalent to the appraised value of your shares of Irving common stock when the merger is completed. However, you may only receive this cash payment if you correctly dissent from the merger by following specified procedures. The relevant sections of Texas law are attached to this proxy statement/prospectus as Exhibit C.

SOUTHTRUST BANK WILL BE THE SURVIVING BANK (SEE PAGE {__})

Irving will be merged with and into SouthTrust of Alabama, and SouthTrust of Alabama will be the surviving corporation after the merger. The directors and officers of SouthTrust of Alabama before the merger will continue to serve as the directors and officers of SouthTrust of Alabama after the merger. In a related transaction, Independent National Bank will be merged with and into SouthTrust Bank. Certain officers of Independent National Bank will become officers of SouthTrust Bank.

MERGER CONSIDERATION (SEE PAGE {__})

When the merger is complete, each of your shares of Irving common stock will be converted into a number of shares of SouthTrust common stock determined in accordance with a formula set forth in the merger agreement. The number of shares of SouthTrust common stock is determined by dividing 648,710 (representing shares of SouthTrust common stock) by the number of shares of Irving common stock outstanding immediately prior to the merger (excluding shares held by stockholders who dissent from the merger and any shares held by any of Irving's subsidiaries or by SouthTrust or any of SouthTrust's subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted). There are currently 201,841 shares of Irving common stock outstanding. However, the number of outstanding shares will increase to the extent that the holders of certain promissory notes issued by Irving elect to convert their notes to shares of Irving common stock prior to completion of the merger. SouthTrust is not required to complete the merger if more than 289,302 Irving common shares are outstanding immediately prior to completion of the merger. Assuming 289,302 shares are outstanding, you will be entitled to receive 2.2423 shares of SouthTrust common stock for each share of SouthTrust common stock. To the extent fewer than 289,302 shares of Irving common stock are outstanding immediately prior to the merger, you will be entitled to receive a greater number of shares of SouthTrust common stock.

The market price of SouthTrust common stock may change at any time. Consequently, the value of the SouthTrust common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting. However, your board of directors may terminate the merger with SouthTrust in the event that the market price of SouthTrust common stock drops below $24.00 per share during a defined trading period.

In the case of fractional shares, you will receive cash instead of a fractional share. For example, if the number of shares of Irving common stock you own entitles you to a whole number of shares of SouthTrust common stock plus a fractional remainder of a share, you will receive the whole number of shares of SouthTrust common stock and an amount in cash equal to the fractional remainder multiplied by the fair market value of a share of SouthTrust common stock as of the effective time of the merger.

With respect to the 7% convertible subordinated promissory notes issued by Irving, immediately prior to the effective time of the merger, Irving will prepay in full the principal of and accrued interest on any convertible notes that have not been converted into Irving common shares in accordance with the terms of such convertible notes.

GENERALLY, THE MERGER WILL BE A TAX-FREE TRANSACTION FOR IRVING SHAREHOLDERS (SEE PAGE {__})

We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger, except in connection with any cash that you may receive instead of a fractional share of SouthTrust common stock or your exercise of dissenters' appraisal rights. Your holding period for the SouthTrust common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of SouthTrust common stock, generally will include your holding period for the shares of Irving common stock you exchange in the merger.

This tax treatment may not apply to all Irving shareholders, including shareholders who are non-U.S. persons or dealers in securities. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE {__})

Some of the directors and executive officers of Irving have interests in the merger that are different from, or in addition to, your interests. Among those are certain employment and non-competition agreements and stay pay agreements that provide for payments if the merger is completed, as well as certain rights to indemnification and the rights to participate in the employee benefit plans of SouthTrust.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE {__})

Completion of the merger is subject to various conditions, which include:

                  approval of the merger agreement by Irving's shareholders;

                  receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

                  receipt of the legal opinion concerning the tax implications of the merger; and

                  the holders of no more than 5% of the outstanding Irving common shares will have elected their right to dissent from the merger.

REGULATORY APPROVALS SOUTHTRUST MUST OBTAIN FOR THE MERGER (SEE PAGE {__})

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Alabama State Banking Department. SouthTrust has filed applications with the Federal Reserve Board and Alabama State Banking Department for approval of the merger and has given notice to the Office of Comptroller of the Currency. In addition, the merger is subject to the approval of or notice to other regulatory authorities. We cannot be certain when or if SouthTrust will obtain the regulatory approvals.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE {__})

Irving and SouthTrust can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Irving's shareholders have approved it. Your board may also abandon the merger in the event that the market price of SouthTrust common stock drops below $24.00 per share during a defined trading period. Additionally, either the SouthTrust board or the Irving board may decide, without the consent of the other, to abandon the merger if:

                  the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days;

                  the merger has not been completed by May 31, 2001;

                  a governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way;

                  Irving's shareholders fail to approve the merger agreement; or

                  certain conditions to the obligations of Irving and SouthTrust to complete the merger cannot be satisfied.

         Irving may be required to pay SouthTrust a break-up fee of $1,000,000 in the event the merger agreement is terminated and certain circumstances accompany such termination, all as described on pages {__} to {__}.

NO SOLICITATION (SEE PAGE {__})

Irving has agreed that Irving will not, directly or indirectly, solicit or encourage an acquisition proposal by any other person.

SHAREHOLDER RIGHTS (SEE PAGE {__})

     Currently, your rights as an Irving shareholder are governed by Texas law, and our articles of incorporation and bylaws. After the merger, you will become a SouthTrust stockholder and your rights as a stockholder will be governed by Delaware law and SouthTrust's restated certificate of incorporation and restated bylaws.

MARKET PRICE INFORMATION

SouthTrust common stock is traded on Nasdaq under the symbol "SOTR." Irving common stock is not traded on any exchange, and there is no established public trading market for such stock. The last sale of Irving common stock occurred September 8, 1999, when 1,000 shares were sold for $18.00 per share. The following table sets forth the historical price of SouthTrust common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this proxy statement/prospectus.


                                   SouthTrust
                                  Common Stock
                                Last Sales Price
                                ----------------
December 1, 2000                    $34.43
February 5, 2001                    $44.12

                 SELECTED FINANCIAL INFORMATION ABOUT SOUTHTRUST

         The table below presents selected historical consolidated financial information about SouthTrust. The historical income statement data for the five fiscal years ended December 31, 1995 to 1999 is derived from audited consolidated financial statements of SouthTrust. The financial data for the interim periods ended September 30, 1999 and 2000 is derived from the unaudited historical consolidated financial statements of SouthTrust and reflect in the opinion of management of SouthTrust all adjustments of a normal recurring nature necessary for a fair presentation of the unaudited interim period data. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. You should read the following table in conjunction with the consolidated financial statements of SouthTrust, and the notes relating to the consolidated financial statements, contained in documents included elsewhere in this proxy statement/prospectus or incorporated into this document by reference. See "Where You Can Find More Information" on page {__}.

                         SOUTHTRUST AND ITS SUBSIDIARIES

                                                                                                               Nine Months
                                                             Years Ended December 31,                       Ended September 30,
                                        ---------------------------------------------------------------  ------------------------
                                           1999         1998          1997        1996         1995          2000         1999
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
INCOME STATEMENT DATA
(in thousands, except per share data):
 Interest income .....................  $ 2,906,447  $ 2,557,462  $ 2,232,252  $ 1,804,220  $ 1,484,623  $ 2,519,722  $ 2,116,178
 Interest expense ....................    1,539,538    1,386,256    1,186,079      938,194      791,423    1,473,228    1,107,137
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Net interest income ................    1,366,909    1,171,206    1,046,173      866,026      693,200    1,046,494    1,009,041
 Provision for loan losses ...........      141,249       94,796       90,613       90,027       61,286       73,297      104,895
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net interest income after
  provision for loan losses               1,225,660    1,076,410      955,560      775,999      631,914      973,197      904,146
 Non-interest income .................      443,557      385,842      270,507      254,809      208,664      379,528      331,501
 Non-interest expense ................    1,010,501      914,443      748,216      643,298      536,534      821,631      750,341
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Income before income taxes ..........      658,716      547,809      477,851      387,510      304,044      531,094      485,306
 Income taxes ........................      215,543      179,199      171,143      132,807      105,039      171,514      158,039
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Net income .........................  $   443,173  $   368,610  $   306,708  $   254,703  $   199,005  $   359,580  $   327,267
                                        ===========  ===========  ===========  ===========  ===========  ===========  ===========

 Net income per diluted common
  share ..............................  $      2.63  $      2.25  $      2.03  $      1.79  $      1.57  $      2.13  $      1.94
 Cash dividends declared per common
  share ..............................         0.88         0.76         0.67         0.59         0.53         0.25         0.22
 Average diluted common shares
  outstanding (in thousands) .........      168,778      164,148      151,008      142,154      126,687      168,799      168,692

BALANCE SHEET DATA (at period end)
(in thousands):
  Total assets .......................  $43,262,512  $38,133,774  $30,906,445  $26,223,193  $20,787,024  $44,326,262  $42,474,243
  Total loans, net ...................   31,697,841   27,317,506   22,474,785   19,331,132   14,655,162   32,066,961   30,613,993
  Total deposits .....................   27,739,345   24,839,892   19,586,584   17,305,493   14,575,077   29,793,743   27,497,179
  Total stockholders' equity .........    2,927,429    2,738,266    2,194,641    1,734,892    1,430,870    3,189,669    2,885,541

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION


         This proxy statement/prospectus contains information about possible or assumed future results of operation or the performance of SouthTrust after the merger is completed. These forward-looking statements may be made directly in this document or may be contained in documents that are incorporated by reference from other documents into this document. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes", "expects", "anticipates", "estimates" or similar expressions.

         These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect the future financial results and performance of SouthTrust. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide on the merger.

         Listed below are events and factors that may cause the forward-looking statements to be inaccurate:

                  SouthTrust may have more trouble or be delayed in obtaining regulatory approvals for the merger;

                  SouthTrust may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

                  after the merger, SouthTrust may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;

                  SouthTrust may have more trouble integrating our businesses or retaining key personnel;

                  competition among depository and other financial institutions may increase significantly;

                  adverse changes in the securities markets may occur;

                  changes in inflation and in the interest rate environment may reduce SouthTrust's margins or reduce the fair value of SouthTrust's investments;

                  adverse changes in general economic conditions, either nationally or in the combined company's market areas may occur;

                  adverse legislative or regulatory changes that adversely affect SouthTrust's business may occur;

                  after the merger, SouthTrust may experience difficulties in entering new markets successfully and capitalizing on growth opportunities; or

                  technological changes and systems integration may be more difficult or expensive than SouthTrust expects.

                               THE SPECIAL MEETING


         SouthTrust and Irving have agreed that Irving will be merged into SouthTrust of Alabama. The merger can not be completed unless our shareholders approve it. Your board is providing this proxy statement/prospectus to you in connection with our solicitation of proxies for use at the special meeting of our shareholders and at any adjournments or postponements thereof. The special meeting of our shareholders will take place on March 15, 2001, at 3:00 p.m., local time, at 3636 West Northgate Drive, Irving, Texas, unless it is postponed or adjourned to a later date. At the special meeting, you will be asked to vote on a proposal to approve the merger. We encourage all of our shareholders to vote on the proposal to approve the merger, and we hope that the information contained in this document will help you decide how you wish to vote at the special meeting. SouthTrust is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by SouthTrust of its shares of common stock as a result of Irving's merger into SouthTrust of Alabama.


THE RECORD DATE; QUORUM REQUIREMENT

         Your board of directors has determined that only those persons or entities who are recorded in our records as holding shares of Irving common stock as of the close of business on February 5, 2001, are entitled to notice of and entitled to vote at the special meeting. This notice of special meeting accompanies this proxy statement/prospectus.


         Before any business may be transacted at the special meeting, a sufficient number of our shareholders who between them hold at least a majority of the issued and outstanding shares of Irving common stock entitled to vote at the special meeting must be present, either in person or by proxy, at the special meeting. As of the record date, there were 201,841 shares of Irving common stock issued and outstanding. Accordingly, at least 100,921 shares of Irving common stock must be present at the special meeting.

VOTING RIGHTS AND VOTES REQUIRED

         Each share of Irving common stock held by you is entitled to one vote on every matter to be considered at the special meeting. Approval of the merger requires the affirmative vote of our shareholders who hold at least two-thirds of the issued and outstanding shares of Irving common stock (i.e.134,561) shares of Irving common stock). IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

         As of the close of business on the record date our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 130,417 shares of Irving common stock, which represents approximately 65% of the shares of Irving common stock issued and outstanding on that date. Each of our directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Irving common stock owned by him or her FOR the proposal to approve the merger at the special meeting.

VOTING AT THE SPECIAL MEETING; PROXIES

         If you wish to vote on the proposal you may either attend the special meeting and vote your shares of Irving common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the special meeting in accordance with your instructions. Every shareholder is welcome and encouraged to attend the special meeting. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this proxy statement/prospectus and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the special meeting, your shares of Irving common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of Irving common stock will be voted "FOR" the proposal to approve the merger. Your board of directors is not aware of any other matter to be presented for action by our shareholders at the special meeting. If, however, other matters do properly come before the special meeting, your shares will be voted or not voted on such other matters by the persons named in your proxy in their discretion and best judgment.

         In the event a quorum is not present at the time the special meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the special meeting or may adjourn the special meeting with or without a vote of our shareholders. If we propose to adjourn the special meeting by a vote of our shareholders, the persons named in the enclosed form of proxy will vote all Irving common stock for which they have voting authority in favor of an adjournment.


         You may revoke your proxy at any time prior to its exercise at the special meeting by:

                  writing to us and notifying us that you wish to revoke your written proxy properly completing, signing and returning to us another proxy that is dated after any proxy or proxies previously granted by you or attending the special meeting and voting in person.

All written notices of revocation and other communications about your proxy should be addressed to us as follows:

                        Irving National Bancshares, Inc.
                            3636 West Northgate Drive
                               Irving, Texas 75062
                            Attention: Michael Pearce

All notices of revocation of proxies must be received by us as originals sent by hand delivery, U.S. mail or overnight courier. You may not revoke your proxy by sending us your written notice by any other means, including facsimile, telex or any form of electronic communication.

         If you grant a proxy by completing, signing and returning to us the enclosed proxy card, you are not prevented from attending the special meeting and voting in person. However, your attendance at the special meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the special meeting. If you instructed your broker to vote your shares of Irving common stock, you must contact your broker and follow your broker's directions in order to change your vote.

         Please do not send your stock certificates representing the shares of Irving common stock held by you to us at this time. If the merger is approved at the special meeting, SouthTrust's exchange agent, American Stock Transfer & Trust Company, will send you a letter of transmittal with instructions that will describe how you can surrender your stock certificates and exchange your shares of Irving common stock for shares of SouthTrust common stock after the merger is completed.

SOLICITATION OF PROXIES

         This proxy solicitation is being made by your board of directors. In addition to the use of the mail, we may solicit proxies by telephone, telegraph or personally by your directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Irving common stock.

EFFECT OF "ABSTENTIONS" AND "BROKER NON-VOTES"

         We intend to count "abstentions" and "broker non-votes" only for the purpose of determining if a quorum is present at the special meeting; they will not be counted as votes cast on the proposal to approve the merger agreement. An "abstention" will occur if your shares are deemed to be present at the special meeting, either because you attend the special meeting or because you have properly completed and returned a proxy, but you do not vote on any matter at the special meeting. A "broker non-vote" will occur if your shares are held by a broker or nominee and the shares are deemed to be present at the special meeting but you have not instructed your broker or nominee how to vote. Brokerage firms that hold shares in street name for a client may not vote the client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. Accordingly, abstentions and broker non-votes will have the same effect as a vote against a proposal.


YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT OUR SHAREHOLDERS DO THE SAME. WE ENCOURAGE ALL OF OUR SHAREHOLDERS TO VOTE ON THE PROPOSAL TO APPROVE THE MERGER.

                                   THE MERGER


         The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire proxy statement/prospectus and the merger agreement completely and carefully. A copy of the merger agreement without any exhibits or schedules is attached as Exhibit A to this proxy statement/prospectus.

         If you do not wish to receive shares of SouthTrust common stock in exchange for your shares of Irving common stock, there is a procedure under Texas law by which you can obtain the appraised value of your shares of Irving common stock, provided you follow the procedure exactly. We encourage you to read the section entitled "Your Right to Dissent from the Merger" on page [__], to carefully review the attached Exhibit C, which contains the procedure under Texas law, and to consult your legal counsel.

GENERAL

         Your board of directors has unanimously adopted the merger agreement and approved the merger. If the merger is completed:

                  Irving will be merged into SouthTrust of Alabama and will cease to exist as a separate corporate entity;

                  SouthTrust of Alabama, as the surviving entity, will succeed to all of our assets and liabilities;

                  the merged entity will be an Alabama corporation and will operate under the name "SouthTrust of Alabama, Inc.";

                  the current officers and directors of SouthTrust of Alabama will be the officers and directors of the merged entity;

                  your shares of Irving common stock will be exchanged for shares of SouthTrust common stock;

                  our shareholders will become stockholders of SouthTrust; and

                  the operations of Irving and Independent National Bank will be merged into the operations of SouthTrust and its subsidiaries.

         At the time of the merger, each share of Irving common stock that you currently hold will be converted into the right to receive a number of shares of SouthTrust common stock equal to

                  648,710, divided by

                  the number of shares Irving common stock outstanding immediately prior to the merger, excluding (i) shares held by dissenting stockholders, and (ii) shares held by any of Irving's subsidiaries or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

         No fractional shares of SouthTrust common stock will be issued in the merger. If you are entitled to receive a fractional share of SouthTrust common stock, then, in lieu thereof, you will receive a cash payment. The cash payment will equal the product of (i) the fractional interest that you would otherwise be entitled to receive, and (ii) the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding completion of the merger. As to promissory notes convertible into Irving common shares, prior to the time of the merger, Irving will prepay in full all such notes that are outstanding and that have not been converted into Irving common stock under the terms of the notes.

EFFECTIVE TIME OF THE MERGER

         We will consummate the merger if it is approved by our shareholders, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been met. See "Regulatory Approvals" on page {__} for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process. The merger will become effective on the date and at the time when articles of merger are filed with the Secretaries of State of Alabama and Texas, unless a later date is specified in the articles of merger. SouthTrust intends to file the articles of merger on the first business day following the later to occur of (1) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and (2) the date on which the shareholders of Irving approve the merger agreement, although SouthTrust and Irving may agree to another date.

         If the merger is not completed by May 31, 2001, or any other later date as agreed to by the parties, either party may terminate the merger agreement, provided the terminating party has not breached any provision of the merger agreement. See "Termination of the Merger Agreement" on page {__} for more details of how the merger agreement may be terminated.

BACKGROUND OF THE MERGER

         During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

         Mindful of these factors, the board of directors and management of Irving have periodically reviewed and updated strategic plans for Irving. As part of this ongoing process, Irving has historically received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its shareholders, Irving has considered such inquiries and evaluated them with respect to the level and form of consideration proposed, and the seriousness and specificity that has been conveyed to Irving in terms of consideration, as well as the expected future operation of Irving, and other considerations and factors deemed relevant by Irving, in formulating its business plan with the intent to provide maximum value to its shareholders. As the nature of banking has become increasingly competitive, larger organizations have demonstrated a willingness to pay for a premium franchise in a high-growth market, such as the Dallas, Texas area. In consideration of the foregoing market conditions, Irving felt it was necessary to consult with investment banking firms experienced in the area of financial institution mergers and acquisitions to evaluate the prospects of potentially accomplishing a transaction that would both maximize shareholder value and continue to provide the Texas market with the services of a locally-based institution.

         Based upon deliberations by the board of directors of Irving in the spring of 2000 regarding the cost of providing the increasingly broad array of financial products and alternative delivery channels to remain competitive in the marketplace and to continue to deliver exceptional service to its customers, while still providing superior returns to its shareholders, the board of directors retained Hovde Financial LLC ("Hovde") to assist and advise Irving in exploring a merger with a larger financial institution that would satisfy these objectives. Subsequently, Hovde contacted those financial institutions that it believed might meet the criteria for such a transaction with Irving. These institutions were provided information (pursuant to a confidentiality agreement) and various levels of discussions were held with each regarding the potential for a suitable transaction between such institution and Irving. Thereafter, certain of these institutions were asked to convey to Irving and its representative their interest in pursuing a transaction with Irving. After receipt of these indications of interest, and giving careful consideration to the entirety of the proposals, including the consideration proposed to be paid in connection with the transaction (and the form and characteristics thereof), Irving believed its overall objectives were most likely to be achieved by pursuing discussions with SouthTrust.

         As a result of this process, Irving and SouthTrust commenced extensive negotiations in October 2000. SouthTrust completed its due diligence evaluation during November 2000, and Irving and SouthTrust executed the merger agreement on December 1, 2000.

         The aggregate consideration to be paid to holders of Irving common stock resulted from negotiations that considered the historical earnings and dividends of SouthTrust and Irving; the potential growth in Irving's market and earnings, both as an independent entity and as a part of a larger organization such as SouthTrust; Irving's asset quality; and the effect of the merger on the shareholders, customers, and employees of Irving.

IRVING'S REASONS FOR THE MERGER

         In approving the merger, the directors of Irving considered a number of factors:

                  the financial terms of the merger, including the relationship of the merger consideration to be received by the shareholders of Irving to the book value of Irving common stock;

                  the fact that shareholders of Irving will receive shares of SouthTrust common stock which is publicly traded on Nasdaq, contrasted to the absence of a public market for Irving common stock;

                  the opinion rendered by Hovde that from a financial standpoint the exchange of Irving common shares for SouthTrust common shares on the terms and conditions set forth in the merger agreement is fair to the shareholders of Irving;

                  growth of Irving without the affiliation with a larger holding company would likely be limited because of Irving's need for increased capital resources to support growth;

                  the treatment of the merger as a tax-free exchange of Irving common shares for SouthTrust common shares for federal income tax purposes;

                  affiliation with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services;

                  potential benefits and opportunities for employees of Irving, as a result of both employment opportunities and benefit plans in a larger organization; and

                  the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

The reasons set out above for the merger are not intended to be exhaustive but include all material factors considered by Irving's board of directors in approving the merger. In reaching its determination, the Irving board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board felt that the merger was in the best interest of Irving and its shareholders, therefore the board of directors of Irving unanimously approved the merger. Each member of the Irving board of directors has agreed to vote the stock of Irving over which they have voting authority in favor of the merger.

         The Irving board of directors unanimously recommends that Irving shareholders vote in favor of the merger and the merger agreement.


SOUTHTRUST'S REASONS FOR THE MERGER

         SouthTrust is engaging in the merger because the merger is consistent with SouthTrust's expansion strategy within the Southern United States. The acquisition of Irving and Independent National Bank will augment SouthTrust's existing market share in Texas and will enhance its competitive position in such market.

OPINION OF FINANCIAL ADVISOR TO IRVING

         General

         The full text of the opinion of Hovde, which sets forth, among other matters, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement/prospectus as Exhibit B and is incorporated herein by reference. Irving's shareholders are urged to read the opinion in its entirety. The opinion is directed to Irving's board of directors, addresses only the fairness to the shareholders of Irving, from a financial point of view, of the merger consideration, and does not constitute a recommendation to any Irving shareholder as to how such shareholder should vote with respect to the merger. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

         No limitations were imposed by Irving on the scope of Hovde's investigation or the procedures to be followed by Hovde in rendering its opinion. Hovde did not make any recommendation to Irving's board of directors as to the form or amount of consideration to be paid by SouthTrust to Irving in connection with the merger, both of which were determined through arm's-length negotiations between the parties. In arriving at its opinion, Hovde did not set a specific range of value to SouthTrust or Irving, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration, on the basis of the financial and comparative analyses described below. Hovde was not requested to opine as to, and the opinion does not address, Irving's underlying business decision to proceed with or complete the merger.

         During the course of its engagement, Hovde reviewed and analyzed material relating to the financial and operating condition of SouthTrust and Irving and material prepared in connection with the merger, including:

                  the merger agreement;

                  certain publicly available information concerning SouthTrust and Irving, including, as applicable SouthTrust's and
                  Irving's:

                           audited consolidated financial statements for each of the two years ended December 31, 1998 and 1999; and

                           unaudited financial statements for each of the quarters ended June 30, 2000 and September 30, 2000;

                  documents filed with the SEC, the Federal Deposit Insurance Corporation, the Federal Reserve Board and other state or other regulatory agencies, as applicable or appropriate, for each of the two years ended December 31, 1998 and December 31, 1999 and for the quarterly periods ended June 30, 2000 and September 30, 2000;

                  as applicable, recent internal reports or financial projections regarding SouthTrust and Irving;

                  the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant; and

                  financial and other information provided to Hovde by the respective management of SouthTrust and Irving.

         In rendering its opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Irving or SouthTrust without assuming any responsibility for independent verification of such information and further relied upon the assurances of the respective management of SouthTrust and Irving that they were not aware of any facts or circumstances that would make such information provided by them inaccurate or misleading. With respect to financial statements or projections, to the extent such were provided by SouthTrust and Irving, Hovde assumed that such financial statements or projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of SouthTrust and Irving.

Hovde assumed that the merger would be accounted for under the pooling method of accounting. In rendering its opinion, Hovde did not conduct a physical inspection of the properties and facilities of SouthTrust or Irving and did not make or obtain any evaluations or appraisals of the assets or liabilities of SouthTrust or Irving. In addition, Hovde noted that it is not an expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses, and it assumed that such allowances (as currently stated or as adjusted for in connection with the merger or otherwise) provided to it by Irving and used by it in its analysis and in rendering its opinion were in the aggregate adequate to cover all such losses. The opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hovde. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         Merger Value Analysis

         Hovde calculated the price-to-tangible book, price-to-earnings multiple, and deposit premium paid (defined as the merger value less the tangible book value of Irving, divided by Irving's core deposits), in the merger using September 30, 2000 financial data for Irving and the trading value of SouthTrust common stock as of the close of trading on January 8, 2001, a date reasonably proximate to the issuance of the opinion. This analysis yielded an aggregate merger value of $25,906,381, a price-to-tangible book value multiple of 317.1%, a price-to-last twelve months' earnings multiple of 24.5x and a deposit premium of 20.0%.

         Comparable Company Analysis - SouthTrust

         Using publicly available information, Hovde compared the financial performance and stock market valuation of SouthTrust with the following selected banking institutions with assets between $25 and $75 billion:

                  AmSouth Bancorporation (AL);

                  BB&T Corporation (NC);

                  Comerica Incorporated (MI);

                  Huntington Bancshares (OH);

                  Northern Trust Corporation (IL);

                  Regions Bancorporation (AL);

                  Summit Bancorp (NJ);

                  Union Planters Corporation (TN);

                  UnionBancCal Corporation (CA); and

                  Wachovia Corporation (NC).

Indications of such financial performance and stock market valuation included:

                  profitability (return on average assets and return on average equity year-to-date for the period ended September 30, 2000, of 1.09% and 15.78%, respectively, for SouthTrust and medians of 1.25% and 16.76%, respectively, for the comparable bank group);

                  the ratio of tangible equity to tangible assets (5.94% for SouthTrust and a median of 6.51% for the comparable bank group);

                  the ratio of non-performing assets to total assets (0.45% for SouthTrust and a median of 0.53% for the comparable bank group);

                  current stock price-to-earnings for the latest twelve-month period ended September 30, 2000 (14.41x for SouthTrust and a median of 14.39x for the comparable bank group); and

                  current stock price to tangible book value as of September 30, 2000 (262.9% for SouthTrust and a median of 271.9% for the comparable bank group).

         Because of the inherent differences in the businesses, operations, financial conditions and prospects of Irving, SouthTrust and the companies included in the comparable bank group, Hovde believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. Hovde believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between Irving and the companies included in the comparable bank group that would affect the trading values of the comparable companies.

         Comparable Transaction Analysis

         Using publicly available information, Hovde reviewed certain terms and financial characteristics, including historical price-to-earnings ratio, the price-to-tangible book ratio, and the deposit premium paid in prior commercial banking institution merger or acquisition transactions in Texas announced since January 1, 1999 with sellers with assets between $75 million and $250 million. This group included 23 transactions. The median value for these transactions for the price-to-latest-twelve-months-earnings ratio was 18.0x, and ranged from 9.8x to 42.3x. This compared to the merger consideration of 24.5x, based on the closing price of SouthTrust common stock on January 8, 2001. The median price-to-tangible book value for these transactions was 253.3%, and ranged from 112.4% to 435.3%, compared to 317.1% for the merger consideration. The range of deposit premiums paid in these transactions was from 1.3% to 28.7%, with an median value of 13.0%, compared to a deposit premium of 20.0% for the merger consideration.

         Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Irving, SouthTrust and the companies included in the comparable bank transactions, Hovde believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of rendering its opinion. Hovde believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the acquisition values of the acquired companies and Irving.

         Discounted Terminal Value Analysis

         Hovde estimated the present value of the Irving common stock by assuming a range of discount rates from 14% to 16% and a 10% annual growth rate in earnings through 2005, starting with earnings of $1.41 million in 2000. In arriving at the value of Irvings's common stock, Hovde assumed an average earnings growth rate of 3.5% from 2006 into perpetuity. This terminal value was then discounted, along with yearly cash flows for 2000 through 2005, to arrive at the present value for Irvings's common stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Irving common stock. This analysis and its underlying assumptions yielded a range of value for Irving of approximately $13.82 million to $16.72 million, compared to a total merger consideration of $25.91 million.

         Agreement Between Irving and Hovde

         Hovde is a nationally recognized investment banking firm. Hovde, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated May 3, 2000 and signed by Irving on May 4, 2000, between Irving and Hovde, Irving engaged Hovde to advise it with respect to a potential business combination and, in the event a business combination was consummated, agreed to pay to Hovde a fee in an amount equal to 1.50% of the purchase consideration, as defined in the letter agreement; provided, however, in the event the purchase consideration exceeds $25,000,000, the fee shall equal 2.00% of the purchase consideration. Based upon the terms contained in the merger agreement and as of January 8, 2001, Hovde will be paid a fee equal to $518,200.00, of which $12,500.00 has been paid and $505,700.00 is payable upon closing of the merger. The letter agreement also provides for reimbursement of certain out-of-pocket expenses incurred by Hovde and for Irving to provide indemnification to Hovde and its affiliates against certain liabilities to which it may become subject to as a result of its services to Irving, including liabilities under securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         General

         Certain members of the management and the boards of directors of Irving and Independent National Bank have interests in the merger that are in addition to any interests they may have as shareholders of Irving generally. These interests include, among others, provisions in the merger agreement relating to indemnification of Irving's and Independent National Bank's directors and officers and certain employee benefits, as described below.

         SouthTrust has agreed in the merger agreement that after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Irving and Independent National Bank against all liabilities arising out of actions or omissions occurring after completion of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in the restated certificate of incorporation and by-laws of SouthTrust, under such directors' and officers' liability insurance policies as SouthTrust may then make available and by applicable law. Subject to certain conditions, SouthTrust has further agreed in the merger agreement to use its best efforts to maintain in effect for three years after completion of the merger Irving's existing directors' and officers' liability insurance policy.

         Following completion of the merger and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of Irving or Independent National Bank whom SouthTrust or any of its affiliates employ will be eligible to participate in the employee benefit plans of SouthTrust, including welfare and fringe benefit plans, on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, except that:

                  with respect to SouthTrust's group health plan, SouthTrust will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Irving, Irving Delaware Financial or Independent National Bank during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's group medical benefits plan for such current year, and SouthTrust will waive all waiting periods under those plans for pre-existing conditions; and

                  credit for each such employee's past service with Irving, Irving Delaware Financial or Independent National Bank prior to the completion of the merger will be given by SouthTrust to employees for purposes of:

                           determining vacation and sick leave benefits and accruals in accordance with the established policies of SouthTrust; and

                           establishing eligibility for participation in, and vesting under SouthTrust's welfare and fringe benefit plans and for purposes of determining the scheduling of vacations and other determinations that are made based on length of service.

         Employment and Non-competition Agreements for Certain Executive Officers and Employees

         Independent National Bank previously entered into an employment agreement with L. Michael Pearce, the president and chief executive officer of both Irving and Independent National Bank. As a condition to the merger, Mr. Pearce entered into an employment and non-competition agreement with SouthTrust's banking subsidiary, SouthTrust Bank. Mr. Pearce's new employment agreement with SouthTrust Bank is dated December 1, 2000, and will become effective upon completion of the merger. The new employment agreement will supersede and replace any and all other employment agreements or arrangements between Mr. Pearce and Independent National Bank. As a condition to the merger, SouthTrust also entered into an employment and non-competition agreement with John Fredrick, Sr., who currently serves as the chairman of the board of directors of Irving and of Independent National Bank. Mr. Fredrick's employment agreement is dated December 1, 2000, and will become effective upon completion of the merger.

         Although completion of each of the agreements is not a condition to completion of the merger, SouthTrust Bank has also entered into employment and non-competition agreements with each of Phillip M. Standley, the secretary/treasurer of Irving and the chief financial officer of Independent National Bank, and Bradley L. Durham, the president of Irving, Texas operations for Independent National Bank. Mr. Standley's and Mr. Durham's employment and non-competition agreements are dated as of December 1, 2000, and will become effective upon completion of the merger.

         L. Michael Pearce

         Mr. Pearce's employment agreement provides that SouthTrust Bank will employ Mr. Pearce for a period commencing on the closing date of the merger and ending on the second anniversary of such date. Under the terms of the employment agreement, SouthTrust Bank will pay Mr. Pearce a base annual salary of $150,000, payable semi-monthly, plus a one-time lump sum bonus equal to the difference between Mr. Pearce's annual salary at the time the merger is completed and $150,000. Mr. Pearce is entitled to participate on the same basis as other similarly situated executive personnel of SouthTrust and its affiliates in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to such employees. The employment agreement also provides Mr. Pearce with particular benefits, including vacation, reimbursement for business expenses, a country club membership and, unless Mr. Pearce elects to purchase the automobile previously provided to him by Independent National Bank, personal use of such automobile furnished by SouthTrust Bank.

         In the event Mr. Pearce's employment is terminated by SouthTrust Bank for cause, as a result of Mr. Pearce's death or disability or upon notice by Mr. Pearce, SouthTrust Bank will be under no further obligation to make payments or provide benefits to Mr. Pearce, except for base salary earned but unpaid at the time of his termination, payment for accrued vacation, reimbursable expenses incurred but not yet reimbursed, any earned but unpaid incentive awards due to Mr. Pearce and group health coverage that is required to be continued by applicable law. In the event Mr. Pearce's employment is terminated other than as a result of Mr. Pearce's death or disability, for cause or upon notice by Mr. Pearce, then SouthTrust Bank will be obligated to pay Mr. Pearce, on a semi-monthly basis, the remainder of his base salary that would have been due to be paid had the employment agreement not been terminated early.

         Furthermore, the agreement provides that if Mr. Pearce is terminated for cause, upon disability or upon notice by Mr. Pearce, then, for a two-year period after termination of his employment, he will be prohibited from:

                  competing with SouthTrust Bank or its affiliates;

                  soliciting employees of SouthTrust Bank, Irving and their respective affiliates to terminate their employment;

                  soliciting customers of, suppliers of or others having a contractual relationship with SouthTrust, Irving or any of their respective affiliates to discontinue their relationships;

                  usurping business opportunities that came to Mr. Pearce's attention through his employment with Irving, Independent National Bank or SouthTrust Bank; and

                  disparaging SouthTrust and its affiliates.

         If Mr. Pearce's employment is terminated prior to the end of his employment period, then the two-year non-competition period will be reduced by the number of days Mr. Pearce was employed by SouthTrust Bank. Thus, if Mr. Pearce's employment is terminated after the initial two-year employment period, he will not be required to refrain from engaging in the activities listed above.

         Mr. Pearce will be entitled to receive on a semi-monthly basis, as consideration for his agreement to refrain from engaging in the activities listed above, payments in an amount equal to the semi-monthly payments of his base salary at the time of termination. Mr. Pearce will be entitled to receive such payments beginning at the end of his employment period and ending after the period determined by the number of days he was employed by SouthTrust Bank. If, however, Mr. Pearce's employment is terminated for cause prior to the end of his two-year employment period, then he would still be required to refrain from engaging in the activities listed above but will not be entitled to receive any payments.

         John Fredrick, Sr.

         Mr. Fredrick's employment and non-competition agreement with SouthTrust Bank is substantially similar to Mr. Pearce's agreement with the following exceptions:

                  Mr. Fredrick's base annual salary is $50,000;

                  Mr. Fredrick is not entitled to receive a lump sum bonus;

                  Mr. Fredrick's employment period is three years beginning on the closing date of the merger;

                  Mr. Fredrick is not entitled to a country club membership or personal use of an automobile furnished by SouthTrust Bank; and

                  Mr. Fredrick's non-competition period is three years from the date of termination of his employment.

         Phillip M. Standley

         Mr. Standley's employment agreement provides that SouthTrust Bank will employ Mr. Standley for a period commencing on the closing date of the merger and ending on the first anniversary of such date. SouthTrust Bank will pay Mr. Standley a base annual salary of $96,500, payable semi-monthly. The agreement provides that Mr. Standley's principal office can be no further than twenty-five miles from Independent National Bank's main office in Irving, Texas. Mr. Standley is entitled to participate on the same basis as other similarly situated executives of SouthTrust and its affiliates in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to such employees. The employment agreement also provides Mr. Standley with particular benefits, including vacation and reimbursement for business expenses.

         In the event Mr. Standley's employment is terminated by SouthTrust Bank for cause, as a result of Mr. Standley's death or disability or upon notice by Mr. Standley, SouthTrust Bank will be under no further obligation to make payments or provide benefits to Mr. Standley, except for base salary earned but unpaid at the time of his termination, payment for accrued but unpaid incentive awards due to Mr. Standley and group health coverage that is required to be continued by applicable law. In the event Mr. Standley's employment is terminated other than as a result of Mr. Standley's death or disability, for cause or upon notice by Mr. Standley, then SouthTrust Bank will be obligated to pay Mr. Standley, on a semi-monthly basis, the remainder of his base salary had the employment agreement not been terminated early.

         The agreement further provides that if Mr. Standley is terminated for cause, upon disability or upon notice by Mr. Standley, then, for a one-year period after termination of his employment, he will be prohibited from:

                  competing with SouthTrust Bank or its affiliates;

                  soliciting employees of SouthTrust Bank, Irving and their respective affiliates to terminate their employment;

                  soliciting customers of, suppliers of or others having a contractual relationship with SouthTrust, Irving or any of their respective affiliates to discontinue their relationships;

                  usurping business opportunities that came to Mr. Standley's attention through his employment with Irving, Independent National Bank or SouthTrust Bank; and

                  disparaging SouthTrust and its affiliates.

         If Mr. Standley's employment is terminated prior to the end of his employment period, then the one-year non-competition period will be reduced by the number of days Mr. Standley was employed by SouthTrust Bank. Thus, if Mr. Standley's employment period is terminated after the initial one-year employment period, he will not be required to refrain from engaging in the activities listed above.

         Mr. Standley will be entitled to receive on a semi-monthly basis, as consideration for his agreement to refrain from engaging in the activities listed above, payments of his base salary at the time of termination. Mr. Standley will be entitled to receive such payments beginning at the end of his employment period and ending after the period determined by the number of days he was employed by SouthTrust Bank. If Mr. Standley's employment is terminated for cause prior to the end of his employment period, then he would still be required to refrain from engaging in the activities listed above but will not be entitled to receive any payments.

         Bradley L. Durham

         Mr. Durham's employment and non-competition agreement with SouthTrust Bank is substantially similar to Mr. Standley's agreement with the following exceptions:

                  Mr. Durham's base annual salary is $105,000;


                  Mr. Durham's principal office may not be relocated outside of Dallas County, Texas or Tarrant County, Texas without his prior consent; and

                  Mr. Durham is entitled to personal use of an automobile furnished by SouthTrust Bank unless he elects to purchase the automobile previously provided to him by Independent National Bank.

         Stay Pay Agreements

         As a condition of Irving's completion of the merger, SouthTrust Bank must enter into stay pay agreements with each of L. Michael Pearce, Phillip M. Standley, Bradley L. Durham, William R. Moser, Ronald F. Nordling and Larry E. Smith. The stay pay agreements will provide that each of the individuals listed in the preceding sentence is entitled to receive a $25,000 payment from SouthTrust Bank if he remains employed by SouthTrust Bank for a period beginning with completion of the merger and ending on the date that is thirty days after the date all data processing, information and operating systems are converted from Independent National Bank to SouthTrust Bank.


EFFECT OF THE MERGER ON IRVING COMMON STOCK


         Subject to approval of the merger agreement by our shareholders, the receipt of required regulatory approvals, and satisfaction of other conditions, Irving will be merged with and into SouthTrust of Alabama. Upon completion of the merger, each share of Irving common stock (excluding (1) shares held by any of Irving's subsidiaries or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and (2) shares dissenting from approval of the merger agreement) will be converted into the right to receive a number of shares of SouthTrust common stock equal to:

                  648,710 divided by,

                  the number of shares of Irving common stock outstanding immediately prior to the merger, excluding any shares held by dissenting shareholders and any shares held by any of Irving's subsidiaries or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

         The conversion ratio, including the number of shares of SouthTrust common stock issuable in the merger, is subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust. No fractional shares of SouthTrust common stock will be issued in the merger, and in lieu thereof, each Irving shareholder that otherwise would have been entitled to receive a fractional share of SouthTrust common stock will be entitled to receive a cash payment in an amount equal to the product of:

                  the fractional interest of a share of SouthTrust common stock to which such holder otherwise would have been entitled, and the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding the date of completion of the merger.

         There are currently 201,841 shares of Irving common stock outstanding. However, in 1999 Irving issued a series of convertible subordinated promissory notes in the aggregate amount of $2,186,526.58 to directors, shareholders, officers and employees of Independent National Bank and other investors. The notes have a five-year maturity, earn interest at the annual rate of 7% and are convertible by the holders, at any time, into shares of Irving common stock at $25 per share.

         Under the terms of the merger agreement, SouthTrust is not required to complete the merger unless, prior to completion of the merger:

                  all of the outstanding notes are converted into shares of Irving common stock; or

                  Irving prepays in full all principal and accrued interest of the notes that are not converted.

         If all of the notes are converted to shares of Irving common stock prior to completion of the merger, then Irving would be required to issue a total of 87,461 additional shares of its common stock. In such event, there would be a total of 289,302 shares of Irving common stock outstanding prior to completion of the merger. We currently anticipate that all of the notes will be converted to Irving common stock.

         Under the conversion formula described above, if there were no shares dissenting from the merger and there were 289,302 shares of Irving common stock outstanding immediately prior to the merger, then each of your shares of Irving common stock would be converted into the right to receive 2.2423 shares of SouthTrust common stock. Based on the closing price of SouthTrust common stock on February 5, 2001, this represents a value of $98.93. To the extent that any holders of Irving common stock dissent from the merger, or holders of the Irving promissory notes elect not to convert their notes to Irving common stock, you would be entitled to receive a greater number of shares of SouthTrust common stock as consideration for the merger.


         Because the conversion ratio of shares of SouthTrust common shares for Irving common shares depends upon a fixed number of SouthTrust shares without regard to the market price of SouthTrust shares, our shareholders will not be compensated for decreases in the market price of SouthTrust common stock that may occur before completion of the merger. However, if the average closing price of SouthTrust shares for the 15-day period preceding mailing of this proxy statement was less than $24.00, your board of directors would have the right to terminate the merger agreement by a majority vote within five days of mailing of this proxy statement. In the event the market price of SouthTrust common stock increases prior to completion of the merger, the value of the SouthTrust common stock to be received by our shareholders would increase.

         OUR SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SOUTHTRUST COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK ON THE DATE THE MERGER BECOMES EFFECTIVE OR AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK THEREAFTER.

DISTRIBUTION OF SOUTHTRUST STOCK CERTIFICATES

         After the effective date of the merger, SouthTrust will ensure that its exchange agent, American Stock Transfer & Trust Company, will send transmittal materials to you for use in exchanging certificates representing shares of Irving common stock for shares of SouthTrust common stock. Each stock certificate representing shares of Irving common stock will be canceled when they are surrendered to American Stock Transfer & Trust Company. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES REPRESENTING SHARES OF IRVING COMMON STOCK UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL FORM AND ACCOMPANYING INSTRUCTIONS. You should carefully read and follow the instructions in the transmittal form to ensure proper delivery of your stock certificates representing shares of Irving common stock to the exchange agent and to ensure the proper issuance of your shares of SouthTrust common stock. You will not receive any new certificates representing shares of SouthTrust common stock or any payments in cash for fractional shares unless and until you surrender all of your certificates representing all of your shares of Irving common stock to the exchange agent for exchange. SouthTrust is not required to pay any dividends or other distributions on SouthTrust common stock with a record date occurring after the effective time of the merger to any former Irving shareholder who has not delivered his or her Irving stock certificate for exchange. All paid dividends and other distributions and a check for any amount representing a fractional share interest will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

         After the effective time of the merger, we will not record any transfers of shares of Irving common stock in our corporate records. Certificates representing shares of Irving common stock presented to us for transfer after the effective time will be canceled and exchanged for certificates representing shares of SouthTrust common stock and a check for the amount due in lieu of fractional shares, if any.

         Neither SouthTrust, its exchange agent, nor any other person shall be liable to any of our former shareholders for any amount or property delivered in good faith to a public official pursuant to any applicable abandoned property or similar law.

YOUR RIGHT TO DISSENT FROM THE MERGER

                  The following discussion is not a complete statement of the law pertaining to dissenters' rights under Texas law. If you wish to dissent from the merger and receive the fair value in cash of your shares of Irving common stock instead of receiving shares of SouthTrust common stock, you should carefully read the following discussion, review the full text of the applicable law relating to dissenter's rights, which is attached to this proxy statement/prospectus as Exhibit C, and consult with your legal counsel before electing or attempting to exercise these rights.

         If you hold one or more shares of Irving common stock, you are entitled to dissenter's rights under Texas law. This means you may dissent from the merger and receive an amount in cash representing the fair value of the shares of Irving common stock held by you. This value may differ from the value of the consideration that you would otherwise receive in the merger. The availability of your right to dissent from the merger and obtain the fair value of your shares of Irving common stock is conditioned upon compliance with a complicated procedure that is set forth in Sections 5.12 and 5.13 of the Texas Business Corporation Act, which is referred to in the following discussion as the dissent provisions. A copy of the full text of the dissent provisions is attached as Exhibit C.

If you have a beneficial interest in one or more shares of Irving common stock that are held of record in the name of another person or entity, such as a broker or nominee, and you want to dissent from the merger, you must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect your right to dissent from the merger.

Failure to timely and properly comply with the procedure specified below will result in the complete loss of your dissenters' rights in the merger.


How to exercise and perfect your right to dissent


To be eligible to exercise your right to dissent to the merger:


1.       you must, prior to the vote on the merger,                  If you intend to dissent from the merger you
         provide us with a written objection to the                  should send the notice referred to above to:
         merger that states that you intend to
         exercise your right to dissent if the                             Irving National Bancshares, Inc.
         merger is approved and completed and                                  3636 West Northgate Drive
         that provides an address to which a notice                               Irving, Texas 75062
         about the outcome of the vote on the                                  Attention: Michael Pearce
         merger may be sent; and
                                                                         You should sign every communication.
2.       you must not vote your shares of Irving
         common stock in favor of the merger.

         If you vote at the special meeting to approve the merger, you will not be entitled to receive payment for your shares of Irving common stock under the dissent provisions. You will instead receive shares of SouthTrust common stock and cash in lieu of fractional shares as described in the merger agreement. If you comply with the two items above, and the merger is approved at the special meeting and is completed, SouthTrust will deliver a written notice to you notifying you that the merger has been approved and completed. SouthTrust must deliver this notice to you within ten (10) days after the merger is completed.


If you wish to receive the fair value of your shares                  Any notice addressed to SouthTrust must be
of Irving common stock, you must, within ten (10)                                    addressed to:
days of the date the notice was mailed to you by
SouthTrust, send a written demand to SouthTrust                                 SouthTrust Corporation
for payment of the fair value of your shares of                                  420 North 20th Street
Irving common stock.                                                           Birmingham, Alabama 35203
                                                                              Attention: Alton E. Yother


         Your demand for payment

         Your notice must state how many shares of Irving common stock you hold and the fact that the shares are shares of common stock. You must also state your estimate of the fair value of your shares of Irving common stock, as determined by you. The fair value of your shares of Irving common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you fail to send this notice to SouthTrust within the ten (10) day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Irving common stock. Instead, you will receive shares of SouthTrust common stock and cash in lieu of fractional shares as described in the merger agreement. You must also, within twenty (20) days of making a demand for payment, submit the stock certificates representing your shares of Irving common stock to SouthTrust. SouthTrust will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to SouthTrust for notation, SouthTrust may, at its option, terminate your right to receive a cash payment for your shares, unless a court of competent jurisdiction directs otherwise for good and sufficient cause shown.

         SouthTrust's actions upon receipt of your demand for payment

         Within twenty (20) days of receiving your demand for payment and your estimate of the fair value of your shares of Irving common stock, SouthTrust must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

         If SouthTrust accepts your estimate

         If SouthTrust accepts your estimate, SouthTrust will, in its written notice to you, notify you that it will pay the amount of your estimated fair value within ninety (90) days of the merger being completed. SouthTrust will make this payment to you provided you have surrendered the share certificates representing your shares of Irving common stock, duly endorsed for transfer, to SouthTrust.

         If SouthTrust Bank does not accept your estimate but you accept its offer of an alternative estimate

         If SouthTrust does not accept your estimate, SouthTrust in its written notice to you will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within ninety (90) days of the merger being completed, which you may accept or decline.

         Payment of the fair value of your shares of Irving common stock upon agreement of an estimate

         Accordingly, if on the sixtieth (60th) day after the merger is completed, you and SouthTrust have reached an agreement on the fair value of your shares of Irving common stock, SouthTrust will pay you the amount of either your estimate or its estimate of the fair value of your shares of Irving common stock within ninety (90) days after the merger is completed.

         Commencement of legal proceedings if a demand for payment remains unsettled

         If within sixty (60) days after the merger is completed, you and SouthTrust have not reached an agreement as to the fair value of your shares of Irving common stock, either because SouthTrust has not accepted your estimate or because you have not accepted SouthTrust's offer of an alternative estimate, you or SouthTrust may commence proceedings in Dallas County, Texas asking for a finding and determination of the fair value of your shares of Irving common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Irving common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers shall determine the fair value of your shares and shall report this value to the court. The court will consider the report, and both you and SouthTrust may address the court about the report. The court will, by judgment, determine the fair value of your shares and will direct SouthTrust to pay that amount, plus interest, which will accrue beginning on the ninety-first (91st) day after the merger is completed.

         Income tax consequences

         See "Federal Income Tax Consequences" on page {___} for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

TIMING OF COMPLETION OF THE MERGER

         We are working towards completing the merger as soon as possible. Assuming that the merger is approved by our shareholders and by all applicable regulatory authorities, we anticipate that completion of the merger will occur in the first quarter of 2001. However, the merger cannot be completed unless and until:

         -        our shareholders approve the merger agreement;

         -        all conditions to the merger have been waived or satisfied;
                  and

         - merger has been approved by the Board of Governors of the Federal Reserve System and the Alabama State Banking Department.

         The merger timing may be affected by the timing of the regulatory review of any application for approval of the merger. For a more detailed discussion of the regulatory procedures and any potential effects on the timing of the completion, see "Regulatory Approvals" immediately following.

REGULATORY APPROVALS

         In addition to obtaining your approval, the merger cannot be completed unless and until SouthTrust obtains all requisite regulatory approvals. The merger must be approved by the Federal Reserve Board pursuant to the Bank Holding Company Act and the Federal Reserve Act and by the Alabama State Banking Department. On December 19, 2000, we, together with SouthTrust, submitted an application seeking approval of the merger to the Federal Reserve Board and to the Alabama State Banking Department. In reviewing the application, the Federal Reserve Board is required to consider, among other factors, SouthTrust's and our financial and managerial resources and future prospects and the convenience and needs of the communities to be served after the merger is completed. In addition, the Federal Reserve Board must also take into account the record of performance in meeting the credit needs of the entire community, including low to moderate income neighborhoods, served by us and SouthTrust. The Federal Reserve Board has the authority to deny the merger application if it concludes that the combined entity would have an inadequate capital position. In addition, the Federal Reserve Board may not approve the merger if it:

         -        would result in a monopoly;

         - would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

         - may have the effect in any section of the United States of substantially lessening competition;

         -        may have the effect of tending to create a monopoly; or

         -        would result in a restraint of trade;

unless the Federal Reserve Board finds that the anti-competitive effects of the merger are outweighed clearly by public interest and by the probable effect of the merger in meeting the convenience and needs of the communities served. For example, the Federal Reserve Board may consider if the merger can reasonably be expected to produce benefits to the public, such as greater convenience, continued local banking services or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices.

         The Alabama State Banking Department must also approve the merger. In its review, the state regulatory authority will make considerations substantially similar to those made by the Federal Reserve Board. We are also required to give notice of the proposed transaction to the Office of Comptroller of the Currency.

         The Federal Reserve Board is required to furnish notice of and a copy of the application requesting approval of the merger to the other federal supervisory and regulatory banking agencies and to the appropriate state regulatory authorities, which will have thirty (30) days to submit their views and recommendations on the merger to the Federal Reserve Board. Furthermore, we are required to publish notice of the fact that the application has been filed with the Federal Reserve Board and, if there is sufficient public comment about the merger, the Federal Reserve Board may hold a public hearing about the merger if it determines that such a hearing would be appropriate. If any comments are made or a hearing is called, the period during which the application is subject to review by the Federal Reserve Board may be prolonged and the determination of the Federal Reserve Board on the application for approval may be delayed. In addition, the merger may be challenged on antitrust grounds by a private person, a state attorney general or by the United States Department of Justice. If the Department of Justice commences an antitrust action, it will suspend the effectiveness of the Federal Reserve Board's approval of the merger unless and until a court specifically orders otherwise. The Department of Justice may analyze and conclude differently from the Federal Reserve Board about the competitive effects of the merger and may impose conditions before it will approve of the merger, including requiring the divestiture of assets and branches of any of the parties.

         Assuming Federal Reserve Board approval is granted, the merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of any antitrust action, however, would postpone the effectiveness of the Federal Reserve Board approval until a court specifically orders otherwise.

         Neither we nor SouthTrust are aware of any other material governmental or regulatory approvals or actions that are required to complete the merger, other than those described above. Should any other approval or action be required, it is the current intention of both parties to obtain those approvals or actions. Any approval received from the Federal Reserve Board or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating to the safety and soundness of the banking industry. The approval of the merger by the Federal Reserve Board and state regulatory authorities is not an endorsement or recommendation of the merger.

         WE CANNOT ASSURE YOU THAT ALL REQUISITE REGULATORY APPROVALS WILL BE OBTAINED AND, IF OBTAINED, WHEN THEY WILL BE OBTAINED. WE ALSO CANNOT ASSURE YOU THAT ANY APPROVAL WILL NOT BE CONDITIONED UPON MATTERS THAT WILL CAUSE SOUTHTRUST OR US TO RECONSIDER AND PERHAPS ABANDON THE MERGER; NOR CAN WE ASSURE YOU THAT THERE WILL BE NO CHALLENGE TO THE MERGER OR, IF SUCH A CHALLENGE IS MADE, THE RESULT OF SUCH CHALLENGE.

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MERGER CAN BE COMPLETED

         Neither we nor SouthTrust is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

         - our shareholders and all applicable regulatory agencies have approved the merger;

         - there is no temporary, preliminary or permanent order, law or other action that prohibits the merger from being completed or makes the merger illegal;

         - the shares of SouthTrust common stock to be issued in the merger are validly registered (or a valid exemption from such registration requirements has been obtained) under all applicable state and federal laws and no stop orders suspending the effectiveness of such registration shall have been issued;

         - there is no fact or event that would have a material adverse impact on a party nor is there a moratorium on banking, state of war, national emergency or suspension of trading that would render the merger impractical;

         - the representations and warranties of all parties are accurate in all material respects and the obligations and agreements made by all parties have been fully performed;

         - there is no fact or event that would significantly affect the financial benefit to SouthTrust in completing the merger;

         - holders of no more than 5% of our outstanding shares shall have elected to exercise their right to dissent;

         - all of the Irving convertible promissory notes shall have been converted to shares of common stock or prepaid in full by Irving;

         - the total number of shares of Irving common stock outstanding at the time of the merger shall not exceed 289,302;

         - SouthTrust may account for the merger as a pooling-of-interests;

         - there shall not be any material increase in our loan agreements, notes or borrowing arrangements, except those arising in the ordinary course of business;

         - receipt by each party of an opinion on various legal aspects of the merger from legal counsel representing the other party; and

         - we shall have received an opinion from legal counsel representing SouthTrust opining that the merger shall qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code, and Hovde Financial LLC shall not have withdrawn its fairness opinion, set forth as Exhibit B to this proxy statement/prospectus.

CONDUCT OF BUSINESS BY IRVING PENDING THE MERGER

         We have agreed that until the merger is completed we will take no action that will materially and adversely affect SouthTrust's or our ability to obtain any consents required to complete the merger, to perform any of either of our obligations under the merger agreement or to complete the merger. In addition, we have also agreed that until the merger is completed we will operate our business only in the usual, regular and ordinary course in substantially the same manner as we currently do and that we will preserve our current assets and business relationships and retain the services of our key employees and officers. We have agreed that we will not, without first obtaining SouthTrust's consent:

         - amend our organizational documents or our authorized capital stock;

         - with the exception of shares of Irving common stock issued as a result of the conversion of Irving's convertible promissory notes, issue more shares of Irving common stock;

         - issue or grant any options, warrants or other rights to purchase shares of Irving common stock;

         - declare dividends or other distributions on shares of Irving common stock;

         - except in the ordinary course of business consistent with past practice, incur any material liability or indebtedness, directly or as guarantor;

         - make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $75,000, except as otherwise provided in the merger agreement;

         - sell or otherwise dispose of any of our property or our interest in property that has a book value in excess of or in exchange for consideration in excess of $50,000;

         - except as may be provided in the merger agreement, pay any bonuses to our officers, directors and employees or generally increase the compensation of our officers, directors and employees;

         - except as otherwise provided in the merger agreement, enter into any new or amend any existing employment, consulting, non-competition or independent contractor agreement or enter into or amend any incentive, profit sharing, retirement or other employee benefit plan, except as may be required by law;

         - enter into or extend any agreement, lease or license relating to property or services that involve an aggregate of $25,000 or more;

         - change the rate of interest paid on our time deposits or on our certificates of deposit, except in accordance with our past banking practices;

         - with respect to our investment portfolio, purchase or acquire any investment securities having an average remaining life to maturity greater than five years, or, except as provided in the merger agreement, any asset-backed security;

         - except as otherwise contemplated by the merger agreement, acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person;

         - commence or settle any action or proceeding, legal, governmental or otherwise, against us that involves material money damages or a restriction upon any of our operations; or

         -        agree or commit to do any of the foregoing.

OTHER COVENANTS AND AGREEMENTS

         Mutual Agreements

         Both we and SouthTrust have agreed that each of us will:

         - use our best efforts to take all action required under the merger agreement to permit the merger to be completed at the earliest possible date;

         - cooperate in furnishing information for the preparation and filing of this proxy statement/prospectus;

         - cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger;

         - not publish any news release or other public announcement or disclosure about the merger without the consent of the other;

         - advise the other as to our general status and ongoing operations and of any material inaccuracies in data provided to the other; and we, in addition, have agreed to advise SouthTrust of any materially adverse change in our financial condition, assets, business or operations; and

         - if the merger is not completed, for a period of two years after the merger agreement is terminated, keep as confidential all information relating to, and provided by the other, except as may be required by law and with respect to information that is already in the public domain.

         Agreements of SouthTrust

         SouthTrust has agreed to take all actions necessary to validly register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws the shares of SouthTrust common stock it will issue in the merger. In addition, SouthTrust has agreed to reserve enough shares of SouthTrust common stock to fulfill the share exchange requirements of the merger after it is completed and to cause these additional shares of SouthTrust common stock to be listed on Nasdaq.

         SouthTrust has also agreed that all of our employees and officers who are employed by SouthTrust after the merger is completed will be eligible to participate in SouthTrust's employee benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, subject to various waiting periods and deductions, and such employees and officers will receive credit, for vesting purposes, for all periods of time served as our employees.

         SouthTrust has agreed in the merger agreement that after the effective time of the merger, it will indemnify, defend and hold harmless each person entitled to indemnification from Irving and Independent National Bank against all liabilities arising out of actions omissions occurring at or after the effective time of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in SouthTrust's restated certificate of incorporation and by-laws, under such directors' and officers' liability insurance policy as SouthTrust may then make available, and by applicable law.

         Agreements of Irving; No Solicitation

         We have agreed that we will not directly, nor ask anyone to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal that may reasonably be expected to lead to any proposal for a merger or other business combination involving Irving or for the acquisition of a significant equity interest in Irving or for the acquisition of a significant portion of our assets or liabilities. We have agreed to promptly advise SouthTrust orally and in writing of any inquiries or proposals we receive. We have also agreed to use our best efforts to obtain the consent of any third party that is necessary to transfer and assign all of our right, interest and title in any property or contract to SouthTrust Bank.

WAIVER AND AMENDMENT

         Prior to or at the effective time, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; and
(2) waive or extend the time for compliance or fulfillment by the other of any and all of the other's obligations, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. Furthermore, our obligations may change if the merger agreement is amended. The merger agreement may be amended if both parties execute a written document that amends the existing terms of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

         We may terminate the merger agreement and abandon the merger any time prior to the effective time if both parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either SouthTrust or Irving if:

         - the merger has not been completed by May 31, 2001; provided the party wishing to terminate is not then in breach of its representations, warranties, covenants or agreements under the merger agreement, which breach is the cause of or has resulted in the failure of the merger to be completed before May 31, 2001;

         - any of the representations and warranties of the other party are inaccurate and the inaccuracy cannot be, or has not been, cured within thirty (30) days after notice to cure has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

         - the other party materially breaches any of its covenants or agreements and the breach cannot be, or has not been, cured within thirty (30) days after notice to cure has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

         - any of the conditions required to be completed before the merger can be completed cannot be satisfied by May 31, 2000 and have not been waived; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

         - a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal;

         -        our shareholders fail to approve the merger agreement; or

         - your board of directors decides, by majority vote within a period of time specified in the merger agreement, to abandon the merger in the event that the average market price of SouthTrust common stock drops below $24.00 per share during a certain trading period defined in the merger agreement.

         If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination, in particular, the provisions requiring Irving to pay SouthTrust a break-up fee under certain circumstances. See "Termination Fee" immediately following this section. Provisions requiring the parties to keep confidential any information they have obtained, other than through publicly available sources, about the other party will also continue after termination of the merger agreement. In the event the merger agreement is terminated, each party will still remain liable for any uncured willful breach of any of its representations, warranties, covenants or other agreements that gave rise to the termination.

TERMINATION FEE

         Under certain circumstances, Irving may be obligated to pay SouthTrust a $1,000,000 termination fee if the merger is not completed. If:

         - a third party offers or proposes to enter into one of the "acquisition transactions" specified in the merger agreement and described below with Irving or Independent National Bank;

         - the proposed merger of SouthTrust of Alabama and Irving is subsequently disapproved by your board of directors or by our shareholders resulting in termination of the merger agreement; and

         - within one year after termination of the merger agreement, Irving or Independent National Bank enters into an "acquisition transaction" with the third party, then Irving will be required to pay SouthTrust $1,000,000. The "acquisition transactions" that could trigger Irving's obligation to pay a $1,000,000 termination fee to SouthTrust are defined in the merger agreement and generally include:

         - a merger or consolidation of any company (other than SouthTrust or a company controlled by SouthTrust) with Irving, Independent National Bank or any of their respective subsidiaries;

         - a purchase, lease or other acquisition of all or substantially all of the assets of Irving, Independent National Bank or any of their respective subsidiaries;

         - the acquisition of beneficial ownership by certain persons of 35% or more of the voting power of Irving, Independent National Bank or any of their respective subsidiaries; or

         - a bona fide tender or exchange offer to acquire 35% or more of the voting power of Irving.

RESALES OF SHARES OF SOUTHTRUST COMMON STOCK


         If the merger is approved and completed,                               WHAT IS AN "AFFILIATE"?
generally, the shares of SouthTrust common stock
issued to you will be freely transferable and not                 An "affiliate" of an entity is generally deemed to
subject to any restrictions.                                      include individuals or entities that, directly or
                                                                  indirectly through one or more intermediaries,
         However, if you are an "affiliate" of Irving             control, are controlled by or are under common
when the merger is completed or you become an                     control with the entity.
"affiliate" of SouthTrust as a result of or after the
merger is completed, you will be subject to                       Affiliates may include various executive officers
restrictions that will limit how you may sell your                and directors as well as various principal
shares of SouthTrust common stock and in some                     shareholders: for example, shareholders who hold
cases may limit the number of shares of SouthTrust                10% or more of the issued and outstanding
common stock that you may sell at any one time.                   capital stock of the entity.


         If you are deemed to be an affiliate of Irving, you may not resell the shares of SouthTrust common stock issued to you in the merger until financial results covering at least thirty (30) days of combined operations of SouthTrust and Irving have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. Following such date, you may resell the shares of SouthTrust common stock issued to you in the merger only:

         - in transactions permitted by Rule 145 under the Securities Act of 1933; or

         - otherwise as permitted by the Securities Act, such as pursuant to an effective registration statement or in transactions that are otherwise exempt from registration under the Securities Act.

         Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any such resale of any of the shares of SouthTrust common stock received by the affiliate in the merger. This proxy statement/prospectus does not cover resales of SouthTrust's common stock received by any person who may be deemed to be an affiliate of Irving, and SouthTrust does not intend to register such shares for resale. We have agreed in the merger agreement to cause each person who may be deemed to be an "affiliate" of ours to execute and deliver to SouthTrust an affiliate letter in which the affiliate agrees not to offer, sell or otherwise transfer any of the shares of SouthTrust common stock distributed to them in connection with the merger except in compliance with Rule 145 or in a transaction otherwise exempt from the Securities Act.


If you are deemed to be an affiliate of Irving before the merger, you should ensure that any subsequent sale or transfer of your shares of SouthTrust common stock is made in compliance with one of the above listed exceptions.

ANTICIPATED ACCOUNTING TREATMENT

         We expect the merger to qualify as a pooling of interests. This means that after the merger is complete, SouthTrust may reflect the merger for accounting and financial reporting purposes as if Irving and SouthTrust had always been combined. Under this method of accounting, the book value of our assets, liabilities and shareholders' equity, as reported on our financial statements prior to completion of the merger, will be carried forward to the consolidated financial statements of SouthTrust and no goodwill will be created that would otherwise be required to be expensed against the future earnings of the merged entity. If SouthTrust determines that the merger will fail to qualify for pooling-of-interests accounting treatment, SouthTrust will not be obligated to consummate the merger. To insure that pooling-of-interests accounting treatment may be used in connection with the merger, persons who were identified as affiliates of Irving will be subject to certain restrictions on transfers of the SouthTrust common stock they receive. For more information on these restrictions, see "Resales of Shares of SouthTrust Common Stock" immediately prior to this section.

EXPENSES

         SouthTrust will be responsible and pay for all of the expenses incurred by it in connection with completing the merger, and we will be responsible and pay for our expenses incurred in connection with the completion of the merger.

                         FEDERAL INCOME TAX CONSEQUENCES


                           The following section describes the material federal
                  income tax consequences of the merger to Irving shareholders who hold their shares of common stock as capital assets. This section does not address state, local or foreign tax consequences of the merger.

         This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger in your particular circumstances. We do not address the U.S. federal income tax considerations applicable to certain classes of stockholders, including:

                  -        financial institutions;
                  -        insurance companies;
                  -        tax-exempt organizations;
                  -        dealers in securities or currencies;
                  -        traders in securities that elect to mark to market;
                  - persons who are not for United States federal income tax purposes:
                           -        a citizen or resident of the United States;
                           -        a domestic corporation;
                           - an estate whose income is subject to United States federal income tax regardless of its source; or
                           - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;
                  - persons who acquired or acquire shares of Irving common stock pursuant to the exercise of employee stock options or otherwise as compensation; and
                  - persons who do not hold their shares of Irving common stock as a capital asset.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE FEDERAL INCOME TAX CONSEQUENCES UNDER YOUR OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither we, SouthTrust nor any of SouthTrust's subsidiaries have requested or will receive an advance ruling from the Internal Revenue Service as to any of the federal income tax consequences of the merger to holders of Irving common stock or to SouthTrust or Irving. The consummation of the merger is conditioned upon our receipt of an opinion of Bradley Arant Rose & White LLP as to certain of the federal income tax consequences of the merger to our shareholders. The opinion of Bradley Arant Rose & White LLP is based entirely upon the Internal Revenue Code of 1986, as amended, current regulations under the Internal Revenue Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Management of SouthTrust has represented to Bradley Arant Rose & White LLP that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust common stock issued in the merger.

         Unlike a ruling from the IRS, an opinion is not binding on the IRS and neither we nor SouthTrust can assure you that the IRS will not take a position contrary to one or more positions reflected in this proxy statement/prospectus or that the positions stated in the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley Arant Rose & White LLP, Irving shareholders who exchange all of their shares of Irving common stock for shares of SouthTrust common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

                  (1) The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Irving, SouthTrust and SouthTrust of Alabama each will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

                  (2) You will recognize no gain or loss upon your exchange of Irving common stock solely for SouthTrust common stock.

                  (3) The basis of the shares of SouthTrust common stock received by you (including any fractional share interests to which you may be entitled) will be the same as the basis of the shares of Irving common stock surrendered in exchange therefor.

                  (4) The holding period of the shares of SouthTrust common stock received by you (including any fractional share interest to which you may be entitled) will include the period during which you held such shares provided that such shares surrendered were held by you as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the time of consummation of the merger.

                  (5) The receipt by you of cash instead of a fractional share of SouthTrust common stock will be treated as though such fractional share actually was issued in the merger and thereafter redeemed by SouthTrust for cash. The receipt of such cash instead of a fractional share by a holder of Irving common stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Internal Revenue Code.

                  (6) Our shareholders who exercise dissenters' rights, and as a result receive only cash, will be treated as having received such cash as a distribution in redemption of their shares of Irving common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Our shareholders who receive only cash, and who hold no SouthTrust common stock, directly or indirectly through the application of Section 318(a) of the Internal Revenue Code, following the merger will be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Internal Revenue Code, and the cash received will be treated as a distribution in full payment in exchange for such holder's Irving common stock as provided in
         Section 302(a) of the Internal Revenue Code. As provided in Section 1001 of the Internal Revenue Code, gain will be realized and recognized by such Irving shareholders measured by the difference between the redemption price and the adjusted tax basis of the shares of Irving common stock that are surrendered. Provided that Section 341 of the Internal Revenue Code (relating to collapsible corporations) is inapplicable and the Irving common stock is a capital asset in the hands of such holders, the gain, if any, will constitute capital gain. Such gain will constitute long-term capital gain if the surrendered shares of Irving common stock were held by the shareholder for a period greater than one year prior to the merger; if the surrendered shares of Irving common stock were held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

         The opinion of Bradley Arant Rose & White LLP is rendered solely with respect to certain federal income tax consequences of the merger under the Internal Revenue Code, and does not extend to the income or other tax consequences of the merger under the laws of any state or any political subdivision of any state. The opinion also does not extend to any tax effects or consequences of the merger to SouthTrust, SouthTrust of Alabama or SouthTrust Bank, other than those expressly stated in the opinion. No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Internal Revenue Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                     DESCRIPTION OF SOUTHTRUST CAPITAL STOCK


                           The descriptive information below outlines certain
                  provisions of SouthTrust's restated certificate of incorporation, restated by-laws, certificate of designations and the general corporation law of Delaware. The information is not complete and is qualified by the more detailed provisions of SouthTrust's certificate of incorporation, by-laws and certificate of designations, which are incorporated by reference as exhibits to this document, and the general corporation law of Delaware. See "Where You Can Find More Information" on page {___} for information on how to obtain copies of these incorporated documents.

GENERAL

         The authorized capital stock of SouthTrust consists of 500,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2000, there were 168,245,014 shares of SouthTrust common stock issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust preferred stock were outstanding. As of September 30, 2000, 2,000,000 shares of SouthTrust preferred stock designated as Series 1999 Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "Stockholder Rights Plan" on page {__}.

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary, including SouthTrust Bank, upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that the claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

SOUTHTRUST COMMON STOCK

         Dividend Rights

         Holders of SouthTrust common stock are entitled to their proportionate share of dividends declared by SouthTrust's board of directors out of funds legally available for payment of dividends, subject to any prior rights of any SouthTrust preferred stock outstanding. Under Delaware law, SouthTrust may pay dividends out of surplus or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiary is a bank, payments made by SouthTrust are limited by law and regulations of the bank regulatory authorities.

         Voting Rights and Other Matters

         SouthTrust stockholders have one vote for each share of common stock held on all matters brought before the stockholders. The holders of SouthTrust common stock do not have the right to cumulate their shares of SouthTrust common stock in the election of directors. SouthTrust's restated certificate of incorporation requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust to approve a transaction or a series of transactions with an "Interested Stockholder" that would result in SouthTrust being merged into or with another corporation or securities of SouthTrust being issued in a transaction that would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect. An "Interested Stockholder" is generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder. An exception exists in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's board of directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         SouthTrust common stock does not have any conversion rights, and there are no redemption or sinking fund provisions applicable to SouthTrust common stock. Holders of SouthTrust common stock are not entitled to any preemptive rights to subscribe for any additional securities that may be issued.

         Liquidation Rights

         In the event of liquidation, holders of SouthTrust common stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts required to be paid to the holders of any SouthTrust preferred stock issued by SouthTrust.

         Provisions with Respect to Board of Directors

         SouthTrust's restated certificate of incorporation provides that the members of SouthTrust's board of directors are divided into three classes as nearly equal in number as possible. Stockholders elect each class for a three-year term. At each annual meeting of stockholders of SouthTrust, the stockholders elect roughly one-third of the members of SouthTrust's board of directors for a three-year term, and the other directors remain in office until their three-year terms expire. Therefore, control of SouthTrust's board of directors cannot be changed in one year, and at least two annual meetings must be held before stockholders can change a majority of the members of SouthTrust's board of directors.

         Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The general corporation law of the State of Delaware and the restated certificate of incorporation and by-laws of SouthTrust provide that stockholders may remove a director, or SouthTrust's entire board of directors, only for cause. The restated certificate of incorporation and by-laws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire board of directors from office. Stockholders may amend certain portions of the restated certificate of incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified board of directors, only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

         Anti-Takeover Effects of Special Provisions

         Some of the provisions contained in the restated certificate of incorporation and by-laws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's board of directors, and may make SouthTrust's board of directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. As a result, these provisions may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

         Stockholder Rights Plan

         Each share of SouthTrust common stock outstanding as of February 22, 1999, including those that may be issued under this proxy statement/prospectus, carries with it one preferred share purchase right, referred to in this proxy statement/prospectus as a "right." If the rights become exercisable, each right entitles the registered holder of a right to purchase one one-hundredth of a share of the series 1999 junior participating preferred stock at a purchase price of $150.00. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right.

         The rights trade automatically with shares of SouthTrust common stock. A holder of SouthTrust common stock may exercise the rights only under the circumstances described below. The rights will generally cause substantial dilution to a person or group that attempts to acquire SouthTrust common stock on terms not approved by SouthTrust's board of directors. The rights should not interfere with any merger or other business combination that SouthTrust's board of directors approves since they may redeem the rights before a person or group acquires 15% or more of the outstanding shares of SouthTrust's common stock. The rights may, but are not intended to, deter takeover proposals that may be in the interests of SouthTrust's stockholders.

         Holders may exercise their rights only following a distribution date. A distribution date will occur on the earlier of:

         - 10 days after a public announcement that a person or group has acquired or obtained the right to acquire 15% or more of the outstanding shares of SouthTrust's common stock; or

         - 10 days after a person or group makes or announces an offer to purchase SouthTrust's common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock; or

         - 10 days after the SouthTrust's board of directors declares that a person or group has become the beneficial owner of at least 10% of the outstanding shares of SouthTrust's common stock, and that this ownership might cause SouthTrust's board of directors to take action that is not in SouthTrust's long-term interests or that will impact SouthTrust to the detriment of its stockholders.

         The rights have additional features that will be triggered upon the occurrence of specified events, including:

         - if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, holders of the rights, other than such person or group whose rights will have become void, may purchase common stock, instead of SouthTrust's series 1999 junior participating preferred stock, having a value of twice the right's then current purchase price;

         - if SouthTrust is involved in certain business combinations or the sale of 50% or more of its assets or earning power after a person or group acquires 15% or more of its outstanding common stock, the holders of the rights, other than such person or group whose rights will have become void, may purchase common stock of the acquirer or an affiliated company having a value of twice the right's then-current purchase price; or

         - if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, SouthTrust's board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the rights, other than rights held or previously held by the 15% or greater stockholder, for common stock at an exchange ratio of one share of SouthTrust common stock per right, subject to adjustment for any stock split, stock dividend or similar transaction.

         At any time prior to the earlier of (1) 10 days after a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, or
(2) February 22, 2009, SouthTrust's board of directors may redeem all of the rights at a price of $.01 per right, subject to adjustment for stock dividends, stock splits and similar transactions. SouthTrust's board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. However, the board may not redeem any of the rights after it determines that a person or group owning at least 10% of SouthTrust common stock poses a threat to SouthTrust. Immediately after the redemption of the rights, the holder can no longer exercise the rights and can only receive the redemption price described above.

         The rights will expire on February 22, 2009, unless SouthTrust redeems or exchanges them before then or extends the expiration date. SouthTrust's board of directors may amend the terms of the rights, other than the redemption price, without the consent of the holders of the rights at any time prior to a distribution date in any manner the board deems desirable. SouthTrust's board of directors may amend the terms of the rights without the consent of the holders of the rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the rights.

         This description of the rights and the series 1999 participating preferred stock is not complete and is qualified in its entirety by reference to SouthTrust's Amended and Restated Stockholder's Rights Agreement with American Stock Transfer & Trust Company dated as of August 1, 2000 and the certificate of designation for the series 1999 junior participating preferred stock.

         Transfer Agent

         The transfer agent for SouthTrust common stock is American Stock Transfer & Trust Company.

SOUTHTRUST PREFERRED STOCK

         General

         Under SouthTrust's restated certificate of incorporation, SouthTrust's board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust preferred stock in one or more series. SouthTrust's board must adopt a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust preferred stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust preferred stock upon the rights of holders of SouthTrust common stock unless and until SouthTrust's board of directors determines the price and specific rights of the holders of a series of SouthTrust preferred stock. Such effects might include, however:

         - restrictions on dividends on SouthTrust common stock if dividends on SouthTrust preferred stock have not been paid;

         - dilution of the voting power of SouthTrust common stock to the extent that SouthTrust preferred stock has voting rights, or that any SouthTrust preferred stock series is convertible into SouthTrust common stock;

         - dilution of the equity interest of SouthTrust common stock unless the SouthTrust preferred stock is redeemed by SouthTrust; and

         - SouthTrust common stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust preferred stock.

         While the ability of SouthTrust to issue SouthTrust preferred stock is, in the judgment of SouthTrust's board of directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

         Series 1999 Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's board of directors designated 2,000,000 shares of SouthTrust's authorized but unissued SouthTrust preferred stock as series 1999 junior participating preferred stock. One share of series 1999 preferred stock will be approximately equivalent in terms of dividend and voting rights to 100 shares of SouthTrust common stock. No shares of series 1999 preferred stock have been issued as of the date of this proxy statement/prospectus.

              MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO
                 SOUTHTRUST COMMON STOCK AND IRVING COMMON STOCK

MARKET PRICE


         SouthTrust common stock is quoted on Nasdaq under the symbol SOTR. The following table sets forth, for the periods indicated, the high and low sales prices per share of SouthTrust common stock as reported by Nasdaq. On February 5, 2001, the most recent date practicable preceding the date of this proxy statement/prospectus, the last reported sale price of the SouthTrust common stock as reported by Nasdaq was $44.12. All prices are adjusted to reflect a three-for-two stock split effected on February 26, 1998.



                                                                    Price(1)
                                                             -----------------------
                                                             High                Low
                                                             ----                ---
     1999:
         First Quarter...........................      $    42.3750        $   35.3750
         Second Quarter..........................           42.8750            36.0000
         Third Quarter...........................           38.9380            32.7500
         Fourth Quarter..........................           41.8125            32.7500

     2000:
         First Quarter...........................           37.0630            20.8750
         Second Quarter .........................           30.3750            22.5000
         Third Quarter...........................           32.1250            22.6250
         Fourth Quarter..........................           40.6875            28.1875

     2001:
         First Quarter(2)........................           45.0000            38.5000
                                                       ------------        -----------


------------------

(1) The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.


(2) Through February 5, 2001, the most recent date practicable preceding the date of this proxy statement/prospectus.


         Irving common stock is not traded on any exchange, and there is no established public trading market for our stock. There are no bid or asked prices available for Irving common stock. The last sale of our common stock occurred on September 8, 1999, when 1,000 shares were sold for $18.00 per share. Transactions in our common stock are infrequent and are negotiated privately between persons involved in those transactions.


         On February 5, 2001, the last sale price of SouthTrust common stock as obtained from Nasdaq was $44.12. On December 1, 2000 and December 5, 2000 (the trading days immediately before and after the public announcement of the merger), the last sale prices of SouthTrust common stock, as obtained from Nasdaq, were $34.43 and $34.93, respectively.


DIVIDENDS

         The following table sets forth, for the periods indicated, the dividends declared by SouthTrust per share of SouthTrust common stock, as well as the pro-forma dividend per share of Irving common stock after the merger based on the number of shares of SouthTrust common stock to be issued pursuant to the merger. The dividends have been adjusted to reflect a three-for-two stock split of SouthTrust common stock effected on February 26, 1998.

                                        SouthTrust                  Irving
                                       Common Stock              Common Stock
                                       Dividend Per              Dividend Per
                                          Share                     Share
                                       ------------              ------------
1999:

    First Quarter...................    $ 0.2200                  $   -0-
    Second Quarter..................      0.2200                      -0-
    Third Quarter...................      0.2200                      -0-
    Fourth Quarter..................      0.2200                      -0-

2000:

    First Quarter...................      0.2500                      -0-
    Second Quarter..................      0.2500                      -0-
    Third Quarter...................      0.2500                      -0-
    Fourth Quarter..................      0.2500                      -0-

2001:

    First Quarter...................      0.2800(1)                   -0-(2)

------------------

(1) On January 17, 2001, SouthTrust declared a cash dividend of $0.2800 per share of SouthTrust common stock. The dividend is payable on April 2, 2001 to stockholders of record at the close of business on February 23, 2001.

(2) Until the merger is completed, Irving is prohibited from declaring dividends on its common stock without first obtaining SouthTrust's consent. Regardless of this restriction, Irving does not intend, consistent with past practice, to declare a dividend for the first quarter of 2001.

         Dividends paid by SouthTrust on SouthTrust common stock are at the discretion of SouthTrust's board of directors and are affected by certain legal restrictions on the payment of dividends as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on SouthTrust common stock for 31 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the legal restrictions on the payment of dividends as described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to SouthTrust common stock.

         There are certain limitations on the payment of dividends to SouthTrust by its bank subsidiary. As an Alabama banking corporation, the amount of dividends that SouthTrust's subsidiary bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Alabama Department of Banking. These limitations are described in greater detail under "Supervision and Regulation--SouthTrust--Dividend Restrictions" on page {__}. Under the described laws and regulations, at September 30, 2000, approximately $540 million was available for payment of dividends to SouthTrust by its bank subsidiary.

                             COMPARISON OF RIGHTS OF
                         STOCKHOLDERS OF SOUTHTRUST AND
                             SHAREHOLDERS OF IRVING

         The rights of SouthTrust stockholders are governed by Delaware law and SouthTrust's restated certificate of incorporation and bylaws. The rights of our shareholders are currently governed by Texas law and our articles of incorporation and bylaws. There are differences between Delaware law and Texas law and between the respective chartering documents of SouthTrust and Irving that will affect the relative rights of SouthTrust stockholders and our shareholders.


         The following discussion describes and summarizes the material differences between the rights of SouthTrust stockholders and Irving shareholders. With respect to each issue described below, the information set forth in the left column describes the rights our shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by SouthTrust's stockholders. If the merger is completed, any Irving shareholder who becomes a stockholder of SouthTrust will be entitled and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you will need to review the restated certificate and bylaws of SouthTrust, the articles of incorporation and bylaws of Irving, Delaware General Corporation Law and the Texas Business Corporation Act. Copies of the respective chartering documents of both SouthTrust and Irving may be obtained from the corporate secretary of each company. See page {__} for details of who to contact to obtain copies of these documents.

              IRVING                                                             SOUTHTRUST


                                                   VOTING RIGHTS
Holders of shares of Irving common stock are entitled           Holders of shares of SouthTrust common stock are entitled
to one vote for each share of common stock held.                to one vote for each share of common stock held.

                                                 RIGHTS ON LIQUIDATION

In the event of liquidation, Irving shareholders are           In the event of liquidation, SouthTrust stockholders are
entitled to receive pro-rata any assets distributable to       entitled to receive pro-rata any assets distributable to
Irving shareholders with respect to the shares of Irving       SouthTrust stockholders with respect to the shares of
common stock held by them, after payment of                    SouthTrust common stock held by them, after payment
indebtedness.                                                  of indebtedness.

                                                  RIGHTS OF PRE-EMPTION

Holders of shares of Irving common stock do not have           Holders of shares of SouthTrust common stock do not
any pre-emptive rights to subscribe to or acquire              have any pre-emptive rights to subscribe to or acquire
additional shares of Irving common stock that may be           additional shares of SouthTrust common stock that
issued.                                                        may be issued.

                                    RIGHTS TO CALL A SPECIAL MEETING OF THE STOCKHOLDERS

Special meetings of shareholders may be called by the          Holders of shares of capital stock of any class do not
board of directors or by the holders of not less than ten      have any rights to call a special meeting of
percent (10%) of all the shares of Irving common stock         SouthTrust's stockholders or to require that
entitled to vote at the meeting.                               SouthTrust's board of directors call a special meeting.

              IRVING                                                             SOUTHTRUST

                           STOCKHOLDERS' RIGHTS TO AMEND CORPORATE GOVERNING DOCUMENTS

Upon proposal by the board of directors, the holders of          A majority of the holders of SouthTrust's capital stock
two-thirds of the outstanding common stock entitled to           who are entitled to vote may by affirmative vote amend
vote may, by affirmative vote, amend Irving's articles           SouthTrust's restated certificate of incorporation.
of incorporation.                                                However, certain provisions of SouthTrust's restated
                                                                 certificate of incorporation concerning special meetings
                                                                 of shareholders; the number, election and terms of
                                                                 directors; and business combinations may only be
                                                                 amended by the affirmative vote of holders of at least
                                                                 70% of the issued and outstanding shares of SouthTrust
                                                                 capital stock.

Holders of a majority of the Irving common stock may             Holders of a majority of SouthTrust capital stock who
by affirmative vote amend the bylaws of Irving.                  are entitled to vote may by affirmative vote amend the
                                                                 bylaws of SouthTrust.

                                       RIGHT OF DISSENT AND APPRAISAL

Our shareholders have dissent and appraisal rights               Holders of shares of SouthTrust common stock have
under Sections 5.11, 5.12 and 5.13 of the Texas                  no rights to dissent from certain corporate actions
Business Corporation Act. Under these provisions,                proposed to be taken by SouthTrust.
shareholders of Irving may dissent from certain
corporate actions proposed by our management and
receive the fair value of their shares of Irving common
stock as of or immediately prior to the effective time of
the proposed corporate action.

                             ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

Each member of your board of directors is elected                The board of directors of SouthTrust is classified into
annually at the annual meeting of shareholders. Each             three (3) classes of directors. Each director serves for
director is elected to serve for a term of one year.             a three (3) year term. At each annual stockholder
Holders of Irving common shares do not have the right            meeting, one-third (1/3) of the board of directors is
to cumulate their votes in an election of directors.             elected. Accordingly, control of the board of directors
                                                                 of SouthTrust cannot be changed in one year; at least
                                                                 two annual meetings must be held before a majority of
                                                                 the board of directors may be changed. Holders of
                                                                 shares of SouthTrust common stock do not have the
                                                                 right to cumulate their votes in the election of directors.


                                    NOMINATION OF DIRECTORS BY STOCKHOLDERS

Any shareholder may nominate a person to stand for               In addition to the right of the board of directors to
election at an annual meeting of the shareholders of             make nominations for the election of directors, any
Irving without complying with any special notice                 stockholder may nominate a person to stand for
requirements.                                                    election at an annual meeting of the stockholders of
                                                                 SouthTrust, provided the stockholder complies with
                                                                 special advance notice requirements.

              IRVING                                                             SOUTHTRUST

                                        RIGHTS TO REMOVE A DIRECTOR

A director may be removed with or without cause by the           A director may be removed "for cause" by the
affirmative vote of a majority of the holders of                 affirmative vote of SouthTrust stockholders who hold
Irving common stock entitled to vote.                            at least 70% of the voting power of SouthTrust's issued
                                                                 and outstanding capital stock that is entitled to vote for the election of directors. The vacancy created by this
                                                                 type of removal may be filled by a person who is voted
                                                                 on by a majority of the directors then in office. The
                                                                 newly elected director will serve for the remainder of
                                                                 the unexpired term of the director removed from office.


Any vacancy on Irving's board of directors may be                Any vacancies on SouthTrust's board of directors
filled by a person who is approved by a majority of the          created by the death, resignation, retirement,
directors then in office, though less than a quorum of           disqualification or removal from office other than for
the board of directors, except that any vacancy                  cause of a director or the creation of a new
resulting from removal by the shareholders shall be              directorship, may be elected only by action of a
filled only by the shareholders at an annual meeting or          majority of the directors then in office. The new
at a special meeting called for that purpose. The new            director will serve for the remainder of the unexpired
director will serve for the remainder of the unexpired           term of the class of director to which the director has
term of the new director's predecessor in office.                been appointed.

                                       STOCKHOLDERS' RIGHTS TO REPORTS
Our shares of common stock are not registered under              Shares of SouthTrust common stock are registered
the Securities Exchange Act of 1934. Accordingly, we             under the Securities Exchange Act of 1934.
are not subject to the reporting requirements of the             Accordingly, SouthTrust is required to provide annual
Exchange Act. We provide annual reports containing               reports containing audited financial statements to
unaudited financial statements to our shareholders. The          stockholders. SouthTrust also provides reports to its
board of directors must, when requested by the holders           stockholders on an interim basis that contain unaudited
of at least one third of the outstanding common shares           financial information.
of Irving, provide written reports of the situation and
amount of business of Irving.

We regularly file reports with the Federal Reserve               SouthTrust and its banking subsidiary SouthTrust Bank
Board, and Independent National Bank files reports               regularly file reports with the Federal Reserve Board
with the Office of Comptroller of the Currency, some             and the Alabama State Banking Department, some of
of which may be inspected by the public.                         which may be inspected by the public.

                                    EFFECT OF THE ISSUANCE OF PREFERRED STOCK
Irving's board of directors is authorized to issue               SouthTrust's board of directors is authorized to issue
1,000,000 shares of preferred stock and can determine            up to 5,000,000 shares of preferred stock and can
the class and rights attached to any share of preferred          determine the class and rights to be attached to any
stock. The board of directors has not created any series         share of preferred stock.
of preferred stock.

              IRVING                                                             SOUTHTRUST



                                                                 In 1998 the board of directors adopted resolutions
                                                                 that created 2,000,000 shares of series 1999 junior
                                                                 participating preferred stock. No shares of this
                                                                 class of preferred stock have been issued yet.
                                                                 However, if and when they are, the voting,
                                                                 liquidation, dividend and other rights of holders
                                                                 of shares of SouthTrust common stock will be
                                                                 affected. The voting power of each share of
                                                                 SouthTrust common stock will be diluted as each
                                                                 share of this class of preferred stock will be
                                                                 entitled to 100 votes on each proposal submitted to
                                                                 a vote of SouthTrust's stockholders.

                                                                 Shares of preferred stock will have preferential
                                                                 rights with respect to the payment of dividends and
                                                                 the distribution of SouthTrust's assets in the
                                                                 event of a liquidation of SouthTrust.

                                           RIGHTS ATTACHED TO CAPITAL STOCK
Shares of Irving common stock have no rights attached            Each share of SouthTrust common stock that is
to them.                                                         currently or will be issued has or will have one right
                                                                 attached to it.

                                                                 Under specified conditions, each right entitles the
                                                                 stockholder to purchase one-one hundredth of a
                                                                 share of series 1999 junior participating preferred
                                                                 stock at a purchase price of $150.00

                           SUPERVISION AND REGULATION

SOUTHTRUST

         General

         SouthTrust is a bank holding company that is qualified as a financial holding company within the meaning of the Bank Holding Company Act and is registered with the Board of Governors of the Federal Reserve System. The Bank Holding Company Act permits a financial holding company to engage in a variety of financial activities, some of which are not permitted for other bank holding companies that are not financial holding companies. As a financial holding company, SouthTrust is required to file with the Federal Reserve Board quarterly reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         SouthTrust Bank, SouthTrust's Alabama state chartered banking subsidiary that is a member of the Federal Reserve System, is subject to primary federal regulation by the Federal Reserve Board and is also subject to the regulation of the Federal Deposit Insurance Corporation and the Alabama State Banking Department.

         Dividend Restrictions

         Various federal and state statutory provisions limit the amount of dividends SouthTrust Bank can pay to SouthTrust without regulatory approval. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank, like SouthTrust Bank, that is a member of the Federal Reserve System, sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. State member banks may also be subject to similar restrictions imposed by the laws of the states in which they are chartered.

         Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank's surplus is equal to at least 20% of its capital. SouthTrust Bank is also required by Alabama law to obtain the prior approval of the Superintendent of the State Banking Department of Alabama for its payment of dividends if the total of all dividends declared by SouthTrust Bank is any calendar year will exceed the total of (1) SouthTrust Bank's net earnings (as defined by statute) for that year, plus (2) its retained net earnings for the preceding two years, less any required transfers to surplus. In addition, no dividends may be paid from SouthTrust Bank's surplus without the prior written approval of the Superintendent.

         In addition, federal bank regulatory authorities have authority to prohibit SouthTrust Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of SouthTrust Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

         Capital Requirements

         SouthTrust and SouthTrust Bank are subject to the risk-based capital requirements and guidelines imposed by the Federal Reserve Board. For the purposes of the Federal Reserve Board's risk-based capital requirements, SouthTrust's and SouthTrust Bank's assets and certain specified off-balance sheet commitments and obligations are assigned to various risk categories. The capital of SouthTrust and SouthTrust Bank, in turn, is classified in one of three tiers: core ("Tier 1") capital, which includes common and qualifying preferred stockholder's equity, less certain intangibles and other adjustments; supplementary ("Tier 2") capital, which includes, among other items, preferred stockholder's equity not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

         SouthTrust, like other bank holding companies, is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit). In addition, in order for a holding company or bank to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. As of September 30, 2000, SouthTrust met both requirements, with Tier 1 and total capital equal to 7.86% and 10.90% of its respective total risk-weighted assets. As of September 30, 2000, SouthTrust Bank was also in compliance with applicable capital requirements.

         The Federal Reserve Board has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

         The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital divided by adjusted quarterly average assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points if the holding company does not meet those requirements. As of September 30, 2000, SouthTrust's leverage ratio was 6.74%.

         Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things, identifies five capital categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would be undercapitalized after making the payment. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         Source of Strength

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provide that if the FDIC suffers or anticipates a loss as a result of a default by a banking subsidiary or by providing assistance to a subsidiary in danger of default, then any other bank subsidiaries may be assessed for the FDIC's loss.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act

         The Interstate Banking Act provides that adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps that prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirors, and the federal deposit caps apply only to initial entry acquisitions.

         Recent Legislation

         On November 12, 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) incidental to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This legislation makes significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The new law specifies activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Effective March 13, 2000, SouthTrust elected financial holding company status.

         The legislation also contains a number of other provisions that will affect SouthTrust's operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations likely will require more disclosure to SouthTrust's customers, and in some circumstances, will require consent by the customer before information is allowed to be provided to a third party.

         At this time, SouthTrust is unable to predict the impact this legislation may have upon it or SouthTrust Bank, including its impact on its financial condition and results of operations.

         Changes in Regulations

         Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. SouthTrust cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on it and its subsidiaries.

IRVING

         Irving is a bank holding company within the meaning of the Bank Holding Company Act, and is registered with the Federal Reserve Board, and is therefore subject to regulations that are substantially the same as those to which SouthTrust is subject. Independent National Bank is a nationally-chartered bank, and is subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency.


                            INFORMATION ABOUT IRVING


GENERAL

         Irving is a registered bank holding company organized under the laws of the State of Texas with its principal executive offices located in Irving, Texas. Irving operates principally through Independent National Bank, which is a nationally chartered commercial bank and which provides a broad range of consumer and commercial banking services through four offices in the northeastern quadrant of the Dallas/Fort Worth Metroplex. Irving currently operates full service banking facilities in Irving, Grand Prairie, Grapevine, and Lewisville. The Irving location is the oldest of the four locations.

         Independent National Bank was chartered in 1974. The bank's current President and CEO, Mike Pearce, joined the bank in 1985. The Bank's Chairman of the Board, John Fredrick, first became a shareholder in 1987, and in 1995, Mr. Fredrick, his brother Stan Fredrick, and Mr. Larry Reynolds purchased control of approximately seventy percent of the bank's common stock. Irving National Bancshares, Inc. was formed in 1994 to act as a holding company for Independent National Bank. First Continental Bank of Grand Prairie was acquired by Irving in 1995. A de novo location for the bank was opened in Grapevine in 1997 and another in Lewisville in 1998.

         At September 30, 2000, Irving had total consolidated assets of approximately $112.7 million, total consolidated deposits of approximately $101.7 million, and total consolidated stockholders' equity of approximately $5.4 million. Irving's principal executive office is located at 3636 West Northgate Drive, Irving, Texas 75062 and its telephone number at such address is
(972) 257-1818.

COMPETITION

         Irving encounters vigorous competition in its market areas from a number of sources including:

         -        Commercial Banks;

         -        Savings and Loans; and

         -        Credit Unions

Independent National Bank competes for interest bearing funds with a number of other financial investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, money market funds, and federal, state, and municipal issuers of short-term obligations. Many of these competitors have greater financial resources than Independent National Bank.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Irving common stock, as of the record date.

                                                         Number of Shares of
                                                         Irving Common Stock              Percentage of Total Shares
Name and Address of Beneficial Owner                     Beneficially Owned                of Irving Common Stock(1)
------------------------------------                     -------------------              --------------------------
John S. Fredrick                                               28,938                              13.04%(2)
1613 Post Oak
Irving, Texas 75061

John S. Fredrick, Jr.                                          53,752                              26.50%(3)
Route 2, Box 615
Muenster, Texas 76252

Stan Fredrick                                                  62,333                              28.10%(4)
3509 Wingren
Irving, Texas 75062

Larry Reynolds                                                 63,075                              28.43%(5)
3505 Raynorwood Court
Arlington, Texas 76015

-----------------------------
(1) Unless otherwise indicated, (i) all shares listed are held of record by the individual indicated with the sole power to vote and dispose of such shares, and (ii) percentage ownership is based upon 201,841 shares of Irving common stock issued and outstanding.

(2) Includes 20,000 shares of Irving common stock issuable upon the conversion of $500,000 in notes held by a self-directed individual retirement account for the benefit of Mr. Fredrick. Percentage ownership is based upon 221,841 shares of Irving common stock issued and outstanding.

(3) Includes 1,000 shares of Irving common stock issuable upon the conversion of $25,000 in notes held by a self-directed individual retirement account for the benefit of Mr. Fredrick. Also includes 52,707 shares of Irving common stock held by John Spencer Fredrick Children's Investments, Ltd., of which Mr. Fredrick serves as trustee. Percentage ownership is based upon 202,841 shares of Irving common stock issued and outstanding.

(4) Includes 20,000 shares of Irving common stock issuable upon the conversion of $500,000 in notes held by a self-directed individual retirement account for the benefit of Mr. Fredrick. Percentage ownership is based upon 221,841 shares of Irving common stock issued and outstanding.

(5) Includes 20,000 shares of Irving common stock issuable upon the conversion of $500,000 in notes held by Mr. Reynolds. Percentage ownership is based upon 221,841 shares of Irving common stock issued and outstanding.

MANAGEMENT

          The following table presents information about the directors and executive officers of Irving and Independent National Bank. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of Irving common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date.

                                                                                                      Number of Shares of
                                                                                                        Irving Common
                                                                                                      Stock Beneficially
                             Principal     Position with Irving and Position                          Owned and Percent
      Name                  Occupation      with Independent National Bank              Since            of Class (1)
      ----                  ----------     ---------------------------------            -----         -------------------
John S. Fredrick            Banking          Chairman of the Board of Irving          June, 1994        28,938/13.04%(2)
                                             Chairman of the Board of                 March, 1988
                                             Independent National Bank

L. Michael Pearce           Banking          President, CEO and a Director            June, 1994         8,784/4.31%(3)
                                             of Irving
                                             President, CEO and a Director of         Feb, 1986
                                             Independent National Bank

Larry Reynolds              CEO, Reynolds    Vice Chairman of Irving                  June, 1994        63,075/28.43%(4)
                             Trust           Vice Chairman of Independent             Sept, 1993
                                             National Bank

John S. Fredrick, Jr.       Banking          Director of Irving                       Feb, 1997         53,752/26.50%(5)
                                             Vice President and Director of           Feb, 1997
                                             Independent National Bank

Larry A. Jobe               Chairman,        Director of Irving                       Sept, 1995         6,584/3.20%(6)
                            Legal Network    Director of Independent                  Sept, 1995
                                             National Bank

Dr. Marvin Berkeley         Professor,       Director of Irving                       June, 1994         5,600/2.75%(7)
                            University of    Director of Independent                  Sept, 1993
                            North Texas      National Bank

Jerry Day                   Certified        Director of Irving                       June, 1994         6,000/2.98%(8)
                            Public           Director of Independent                  Feb, 1989
                            Accountant       National Bank

Joe M. Nichols              Chairman,        Director of Irving                       June, 1994          7,200/3.5%(9)
                            Dabar            Director of Independent                  Nov, 1988
                            Corporation      National Bank

Dennis Brewer, Jr.          Banking          Director of Irving                       Jan, 2000          4,084/2.01%(10)

-------------------------------

(1) Unless otherwise indicated, (i) all shares listed are held of record by the individual indicated with the sole power to vote and dispose of such shares, and (ii) percentage ownership is based upon 201,841 shares of Irving common stock issued and outstanding.

(2) Includes 20,000 shares of Irving common stock issuable upon the conversion of $500,000 in notes held by a self-directed individual retirement account for the benefit of Mr. Fredrick. Percentage ownership is based upon 221,841 shares of Irving common stock issued and outstanding.

(3) Includes 2,000 shares of Irving common stock issuable upon the conversion of $50,000 in notes held by Mr. Pearce. Percentage ownership is based upon 203,841 shares of Irving common stock issued and outstanding.

(4) Includes 20,000 shares of Irving common stock issuable upon the conversion of $500,000 in notes held by Mr. Reynolds. Percentage ownership is based upon 221,841 shares of Irving common stock issued and outstanding.

(5) Includes 1,000 shares of Irving common stock issuable upon the conversion of $25,000 in notes held by a self-directed individual retirement account for the benefit of Mr. Fredrick. Also includes 52,707 shares of Irving common stock held by John Spencer Fredrick Children's Investments, Ltd., of which Mr. Fredrick serves as trustee. Percentage ownership is based upon 202,841 shares of Irving common stock issued and outstanding.

(6) Includes 4,000 shares of Irving common stock issuable upon the conversion of $100,000 in notes held by a self-directed individual retirement account for the benefit of Mr. Jobe. Percentage ownership is based upon 205,841 shares of Irving common stock issued and outstanding.

(7) Includes 1,600 shares of Irving common stock issuable upon the conversion of $40,000 in notes held by Dr. Berkeley. Percentage ownership is based upon 203,441 shares of Irving common stock issued and outstanding.

(8)      Shares are held in the name of Jerry or Joyce Day.

(9) Includes 4,000 shares of Irving common stock issuable upon the conversion of $100,000 in notes held by Sunrise Interests, Ltd., a limited partnership controlled by Mr. Nichols. Percentage ownership is based upon 205,841 shares of Irving common stock issued and outstanding.

(10) Includes 1,000 shares of Irving common stock issuable upon the conversion of $25,000 in notes held by Mr. Brewer. Percentage ownership is based upon 202,841 shares of Irving common stock issued and outstanding.

TRANSACTIONS WITH MANAGEMENT

         In the ordinary course of business, Independent National Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

                       WHERE YOU CAN FIND MORE INFORMATION

          You may obtain more information about SouthTrust from its web site at http://www.southtrust.com. In addition, you can also obtain more information about SouthTrust by reviewing the information that SouthTrust is required by the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission. The information that SouthTrust is required to file includes, among other things, information about its business, operations and financial condition, executive compensation and other information about its management. You may read and copy this information at the following locations of the SEC:

     Public Reference Section            You may also obtain by mail copies of any
     Room 1024                           document filed with the SEC by SouthTrust from
     450 Fifth Street, N. W.             the Public Reference Section of the SEC at
     Washington D.C. 20549               prescribed rates.  You may call the SEC at 1-800-
                                         SEC-0330 for further information on the public
     Seven World Trade Center            reference rooms.
     Suite 1300
     New York, New York 10048

     Citicorp Center                     The SEC also maintains an Internet world wide
     Suite 1400                          web site that contains reports, proxy statements
     500 West Madison Street             and other information about issuers, including
     Chicago, Illinois 60601-2511        SouthTrust, who file information electronically
                                         with the SEC.  The web site address is
                                         http://www.sec.gov.

          You may also inspect reports, proxy statements and other information that SouthTrust has filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

          SouthTrust "incorporates by reference" into this proxy statement/prospectus the information it files with the SEC, which means that SouthTrust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Some information contained in this proxy statement/prospectus updates the information incorporated by reference, and information that SouthTrust files subsequently with the SEC will automatically update this proxy statement/prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this proxy statement/prospectus and information incorporated by reference into this proxy statement/prospectus, you should rely on the information contained in the document that was filed later. SouthTrust incorporates by reference the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this proxy statement/prospectus and up to and including the final adjournment of the special meeting at which Irving shareholders consider and vote on the merger:

         -        Annual Report on Form 10-K for the year ended December 31,
                  1999;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         -        Proxy Statement on Schedule 14A, filed on March 6, 2000;

         - The description of SouthTrust common stock set forth in the Amendment No. 1 to the Registration Statement on Form S-3, Registration Number 333-32922, filed on August 1, 2000; and

         - The description of the SouthTrust Rights Agreement set forth in the Registration Statement on Form 8-A/A, as amended, filed on September 29, 2000.

         - Press release and accompanying financial information relating to the results of operations and financial condition for the quarter ended December 31, 2000 on Form 8-K, filed on January 23, 2000.

     You can request copies of the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from:

                             Mr. Alton E. Yother
                     Secretary, Treasurer and Controller
                            SouthTrust Corporation
                      420 North 20th Street, 34th Floor
                          Birmingham, Alabama 35203
                       Telephone Number: (205) 254-5000

         Copies of exhibits to the documents incorporated by reference will not be provided to you unless the exhibits themselves are specifically incorporated into the documents incorporated by reference.

         You should rely only on the information contained in this proxy statement/prospectus or contained in the documents that are incorporated by reference into this document. Neither we nor SouthTrust have authorized anyone to provide you with any information that differs from, or adds to, the information in this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document is correct as of the date of this document. It may not continue to be correct after this date. We have supplied all of the information about Irving contained in this proxy statement/prospectus and SouthTrust supplied all of the information contained in this proxy statement/prospectus about SouthTrust and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.


                               EXPERTS AND COUNSEL

         The SouthTrust Corporation financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Fisk Robinson, independent public accountants, has audited our consolidated financial statements, to the extent and for the periods indicated in its reports.

         Bradley Arant Rose & White LLP, a law firm located in Birmingham, Alabama and counsel for SouthTrust, will give an opinion as to the legality of the shares of SouthTrust common stock to be issued in connection with the merger and will give an opinion on the federal income tax consequences involved in the merger. As of January 23, 2001, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 1,900,000 shares of SouthTrust common stock.


              SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER MATTERS

         Your board of directors does not know of any matters to be presented for consideration at the special meeting other than those matters that are described in this proxy statement and in the Notice of Special Meeting accompanying this proxy statement/prospectus. If any other matters properly come before the special meeting for consideration, it is the intention of the persons named in the accompanying proxy to vote the shares of Irving common stock in accordance with their best judgment with respect to such other matters.

                                    EXHIBIT A
















                          AGREEMENT AND PLAN OF MERGER
                                       OF
                           SOUTHTRUST OF ALABAMA, INC.
                                       AND
                        IRVING NATIONAL BANCSHARES, INC.
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION

                                TABLE OF CONTENTS

ARTICLE I...........................................................................................................A-1
          THE MERGER................................................................................................A-1
          Section 1.1       Constituent Corporations; Consummation of Merger; Closing
                                     Date...........................................................................A-1
          Section 1.2       Effect of Merger:.......................................................................A-2
          Section 1.3       Further Assurances......................................................................A-2
          Section 1.4       Directors and Officers..................................................................A-2

ARTICLE II..........................................................................................................A-2
          CONVERSION OF CONSTITUENTS' CAPITAL SHARES................................................................A-2
          Section 2.1       Manner of Conversion of Irving Common Shares............................................A-2
          Section 2.2       Fractional Shares.......................................................................A-3
          Section 2.3       Effectuating Conversion of Irving Common Shares.........................................A-3
          Section 2.4       Laws of Escheat.........................................................................A-4

ARTICLE III.........................................................................................................A-5
          REPRESENTATIONS AND WARRANTIES OF IRVING..................................................................A-5
          Section 3.1       Corporate Organization..................................................................A-5
          Section 3.2       Capitalization..........................................................................A-6
          Section 3.3       Financial Statements; Filings...........................................................A-6
          Section 3.4       Loan Portfolio; Reserves................................................................A-7
          Section 3.5       Certain Loans and Related Matters.......................................................A-7
          Section 3.6       Authority; No Violation.................................................................A-8
          Section 3.7       Consents and Approvals..................................................................A-8
          Section 3.8       Broker's Fees...........................................................................A-8
          Section 3.9       Absence of Certain Changes or Events....................................................A-9
          Section 3.10      Legal Proceedings; Etc..................................................................A-9
          Section 3.11      Taxes and Tax Returns...................................................................A-9
          Section 3.12      Employee Benefit Plans.................................................................A-10
          Section 3.13      Title and Related Matters..............................................................A-11
          Section 3.14      Real Estate............................................................................A-12
          Section 3.15      Environmental Matters..................................................................A-12
          Section 3.16      Commitments and Contracts..............................................................A-14
          Section 3.17      Regulatory, Accounting and Tax Matters.................................................A-14
          Section 3.18      Registration Obligations...............................................................A-14
          Section 3.19      State Takeover Laws....................................................................A-14
          Section 3.20      Insurance..............................................................................A-14
          Section 3.21      Labor..................................................................................A-14
          Section 3.22      Compliance with Laws...................................................................A-15
          Section 3.23      Transactions with Management...........................................................A-15
          Section 3.24      Derivative Contracts...................................................................A-16
          Section 3.25      Deposits...............................................................................A-16
          Section 3.26      Accounting Controls....................................................................A-16
          Section 3.27      Proxy Materials........................................................................A-16
          Section 3.28      Deposit Insurance......................................................................A-16
          Section 3.29      Untrue Statements and Omissions........................................................A-16

ARTICLE IV.........................................................................................................A-16
          REPRESENTATIONS AND WARRANTIES OF
          SOUTHTRUST AND ST-SUB....................................................................................A-16
          Section 4.1       Organization and Related Matters of SouthTrust.........................................A-16
          Section 4.2       Organization and Related Matters of ST-Sub.............................................A-17
          Section 4.3       Capitalization.........................................................................A-17
          Section 4.4       Authorization..........................................................................A-17
          Section 4.5       Financial Statements...................................................................A-18
          Section 4.6       Absence of Certain Changes or Events...................................................A-18
          Section 4.7       Legal Proceedings, Etc.................................................................A-18
          Section 4.8       Consents and Approvals.................................................................A-18
          Section 4.9       Proxy Materials........................................................................A-18
          Section 4.10      Accounting, Tax, Regulatory Matters....................................................A-19
          Section 4.11      No Broker's or Finder's Fees...........................................................A-19
          Section 4.12      Untrue Statements and Omissions........................................................A-19
          Section 4.13      SEC Filings............................................................................A-19
          Section 4.14      Compliance with Laws...................................................................A-19

ARTICLE V..........................................................................................................A-19
          COVENANTS AND AGREEMENTS.................................................................................A-19
          Section 5.1       Conduct of the Business of Irving......................................................A-19

          Section 5.2       Current Information....................................................................A-21
          Section 5.3       Access to Properties; Personnel and Records............................................A-21
          Section 5.4       Approval of Irving Shareholders........................................................A-22
          Section 5.5       No Other Bids..........................................................................A-22
          Section 5.6       Notice of Deadlines....................................................................A-22
          Section 5.7       Affiliates.............................................................................A-22
          Section 5.8       Maintenance of Properties..............................................................A-23
          Section 5.9       Environmental Audits...................................................................A-23
          Section 5.10      Title Insurance........................................................................A-23
          Section 5.11      Surveys................................................................................A-23
          Section 5.12      Consents to Assign and Use Leased Premises.............................................A-23
          Section 5.13      Exemption Under Anti-Takeover Statutes.................................................A-23
          Section 5.14      Conforming Accounting and Reserve Policies.............................................A-23
          Section 5.15      Publicity..............................................................................A-23
          Section 5.16      Compliance Matters.....................................................................A-24
          Section 5.17      Bank Merger Agreement..................................................................A-24
          Section 5.18      Convertible Notes......................................................................A-24

ARTICLE VI.........................................................................................................A-24
          ADDITIONAL COVENANTS AND AGREEMENTS......................................................................A-24
          Section 6.1       Best Efforts; Cooperation..............................................................A-24
          Section 6.2       Regulatory Matters.....................................................................A-24
          Section 6.3       Other Matters..........................................................................A-24
          Section 6.4       Indemnification........................................................................A-26
          Section 6.5       Current Information....................................................................A-26
          Section 6.6       Registration Statement.................................................................A-27
          Section 6.7       Reservation of Shares..................................................................A-27
          Section 6.8       Consideration..........................................................................A-27

ARTICLE VII........................................................................................................A-27
          MUTUAL CONDITIONS TO CLOSING.............................................................................A-27
          Section 7.1       Shareholder Approval...................................................................A-27
          Section 7.2       Regulatory Approvals...................................................................A-27
          Section 7.3       Litigation.............................................................................A-27
          Section 7.4       Registration Statement and Listing.....................................................A-27

ARTICLE VIII.......................................................................................................A-27
          CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB...................................................A-27
          Section 8.1       Representations and Warranties.........................................................A-28
          Section 8.2       Performance of Obligations.............................................................A-28
          Section 8.3       Certificate Representing Satisfaction of Conditions....................................A-28
          Section 8.4       Absence of Adverse Facts...............................................................A-28
          Section 8.5       Opinion of Counsel.....................................................................A-28
          Section 8.6       Consents Under Agreements..............................................................A-28
          Section 8.7       Material Condition.....................................................................A-28
          Section 8.8       Matters Relating to Employment Agreements..............................................A-28
          Section 8.9       Outstanding Shares of Irving; Convertible Notes........................................A-28
          Section 8.10      Dissenters.............................................................................A-29
          Section 8.11      Pooling................................................................................A-29
          Section 8.12      Certification of Claims................................................................A-29
          Section 8.13      Increase in Borrowing..................................................................A-29

ARTICLE IX.........................................................................................................A-29
          CONDITIONS TO OBLIGATIONS OF IRVING......................................................................A-29
          Section 9.1       Representations and Warranties.........................................................A-29
          Section 9.2       Performance of Obligations.............................................................A-29
          Section 9.3       Certificate Representing Satisfaction of Conditions....................................A-29
          Section 9.4       Absence of Adverse Facts...............................................................A-29
          Section 9.5       Consents Under Agreements..............................................................A-29
          Section 9.6       Opinion of Counsel.....................................................................A-30
          Section 9.7       SouthTrust Shares......................................................................A-30
          Section 9.8       Tax Opinion............................................................................A-30
          Section 9.9       Fairness Opinion.......................................................................A-30
          Section 9.10      Stay Pay Agreements....................................................................A-30

ARTICLE X..........................................................................................................A-30
          TERMINATION, WAIVER AND AMENDMENT........................................................................A-30
          Section 10.1      Termination............................................................................A-30
          Section 10.2      Effect of Termination..................................................................A-31
          Section 10.3      Amendments.............................................................................A-32
          Section 10.4      Waivers................................................................................A-32

          Section 10.5      Non-Survival of Representations and Warranties.........................................A-32

ARTICLE XI.........................................................................................................A-32
          MISCELLANEOUS............................................................................................A-32
          Section 11.1      Entire Agreement.......................................................................A-32
          Section 11.2      Notices................................................................................A-32
          Section 11.3      Severability...........................................................................A-33
          Section 11.4      Costs and Expenses.....................................................................A-33
          Section 11.5      Captions...............................................................................A-33
          Section 11.6      Counterparts...........................................................................A-33
          Section 11.7      Governing Law; Arbitration.............................................................A-34
          Section 11.8      Persons Bound; No Assignment...........................................................A-34
          Section 11.9      Exhibits and Schedules.................................................................A-34
          Section 11.10     Waiver.................................................................................A-34
          Section 11.11     Construction of Terms..................................................................A-34

                   This AGREEMENT AND PLAN OF MERGER, dated as of the 1st day of December, 2000 (this "Agreement"), by and between SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), and Irving National Bancshares, Inc., a Texas corporation and a registered bank holding company ("Irving"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                                WITNESSETH THAT:

                   WHEREAS, the respective Boards of Directors of ST-Sub and Irving deem it in the best interests of ST-Sub and of Irving, respectively, and of their respective shareholders, that ST-Sub and Irving merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to
Section 368(a)(1) of the Internal Revenue Code (the "Merger");

                   WHEREAS, the Boards of Directors of ST-Sub and Irving have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Alabama, the State of Texas and the United States;

                   WHEREAS, SouthTrust, the sole shareholder of ST-Sub, will deliver, or cause to be delivered, to the shareholders of Irving the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and

                   WHEREAS, Irving owns all the issued and outstanding capital stock of Irving Delaware Financial Corporation ("Irving-Delaware"), which owns all of the issued and outstanding capital stock of Independent National Bank, a national banking association (the "Bank"), and ST-Sub owns all of the issued and outstanding capital stock of SouthTrust Bank, an Alabama state banking corporation ("ST-Bank"), and it is contemplated that, in connection with the consummation of this Agreement and pursuant to the terms of a certain Bank Merger Agreement (the "Bank Merger Agreement"), the Bank will be merged with and into ST-Bank;

                   NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Irving will be merged with and into ST-Sub and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Irving held by shareholders of Irving for shares of common stock of SouthTrust, shall be as hereinafter set forth.

                                   ARTICLE I.

                                   THE MERGER

          Section 1.1 Constituent Corporations; Consummation of Merger; Closing Date.

                   (a) Subject to the provisions hereof, Irving shall be merged with and into ST-Sub (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to the laws of the States of Alabama and Texas and ST-Sub shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it) after the Effective Time of the Merger (as defined below). The Merger shall become effective on the date and at the time on which a Certificate or Articles of Merger have been duly filed with the Secretaries of State of Alabama and Texas, unless a later date is specified in such Certificate or Articles of Merger. Such time is hereinafter referred to as the "Effective Time of the Merger". Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and Irving, the Effective Time of the Merger shall occur as soon as practicable following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of Irving, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), the National Association of Securities Dealers, Inc., all national securities exchanges, the Securities and Exchange Commission (the

"SEC"), and all state regulatory agencies having jurisdiction over the parties, including the Texas Department of Banking (the "Texas Department"), and the Alabama State Banking Department (the "Alabama Department").

                   (b) The closing of the Merger (the "Closing") shall take place at the principal offices of Irving at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

          Section 1.2 Effect of Merger: (a) At the Effective Time of the Merger, Irving shall be merged with and into ST-Sub and the separate existence of Irving shall cease. The Articles of Incorporation and Bylaws of St-Sub, as in effect on the date hereof and otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a corporation organized under the laws of the State of Alabama and shall thereupon and thereafter possess all of the privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

          Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Irving last in office shall execute and deliver or cause to be executed and delivered in the name of Irving such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interest, assets, rights, privileges, immunity, powers, franchises and authority of Irving.

          Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of ST-Sub immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust, at or prior to the Effective Time of the Merger, shall designate in writing.

                                   ARTICLE II.

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

          Section 2.1 Manner of Conversion of Irving Common Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of ST-Sub, Irving or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:

                   (a) Each share of capital stock of ST-Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger remain outstanding and unchanged and thereafter shall constitute all of the issued and the outstanding shares of capital stock of the Surviving Corporation.

                   (b) Each share of common stock of Irving (the "Irving Common Shares") held by Irving or by SouthTrust (or any of the subsidiaries) other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired and no consideration shall be paid or delivered in exchange therefor.

                   (c) Except with regard to Dissenting Irving Shares (as hereinafter defined) and the Irving Common Shares excluded in (b) above, each Irving Common Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive the quotient of (i) the Merger Consideration (as defined below) divided by (ii) the number of Irving Shares outstanding immediately prior to the Effective Time of the Merger (hereinafter referred to as the "Conversion Ratio"), and, subject to Section 2.2, all outstanding certificates representing Irving Common Shares shall thereafter represent solely the right to receive SouthTrust Shares. For the purposes of this Agreement, the term "Merger Consideration" shall mean 648,710 shares of common stock of SouthTrust (and the rights associated therewith pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company (together, the SouthTrust Shares)). The Conversion Ratio, including the aggregate number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger, such that the aggregate value of the consideration to be delivered by SouthTrust pursuant to this Agreement remains unchanged.

                   (d) Each outstanding Irving Common Share, the holder of which has demanded and perfected his demand for payment of the "Fair or Appraised" value of such share in accordance with Sections 5.1.1 through 5.1.3 of the Texas Business Corporation Act (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost such holder's right to such appraisal (the "Dissenting Irving Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Irving shall give SouthTrust prompt notice upon receipt by Irving of any written objection to the Merger and any written demands for payment of the fair or appraised value of Irving Common Shares, and of withdrawals of such demands, and any other instruments provided to Irving pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Irving Common Shares held by such Dissenting Shareholder shall receive payment therefor from the Surviving Corporation in accordance with the Dissent Provisions and all of such Dissenting Shareholder's Irving Common Shares shall be canceled. Irving shall not, except with the prior written consent of SouthTrust, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of the fair or appraised value, Irving Common Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

          Section 2.2 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of SouthTrust Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such Holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger in the case of shares exchanged pursuant to the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sales price of such SouthTrust Shares as reported by The Nasdaq Stock Market ("NASDAQ") on the last trading day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sales price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

          Section 2.3 Effectuating Conversion of Irving Common Shares. SouthTrust shall designate such institution as it may select, including American Stock Transfer & Trust Company, to serve as the exchange agent (the "Exchange Agent") pursuant to this Agreement. The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for the Irving Common Shares, along with an appropriate cash payment in lieu of fractional interests in SouthTrust Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Irving Common Shares Transmittal Materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Irving Common Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing the Irving Common Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of the Irving Common Shares to transfer good and marketable title to such Irving Common Shares to SouthTrust, free and clear of all liens, claims and encumbrances. Amounts that would have been payable to Dissenting Shareholders for Irving Common Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(d) hereof, shall be returned by the Exchange Agent to SouthTrust as promptly as practicable.

                   (a) At the Effective Time of the Merger, the stock transfer books of Irving shall be closed as to holders of Irving Common Shares immediately prior to the Effective Time of the Merger and no transfer of Irving Common Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Irving Common Shares shall, without any action on the part of any holder thereof, no longer represent Irving Common Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the Irving Common Shares represented thereby were converted in the Merger.

                   (b) In the event that any holder of Irving Common Shares is unable to deliver the certificate which represents such holder's Irving Common Shares, SouthTrust, in the absence of actual notice that any Irving Common Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                       (i) An affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                       (ii) Such security and indemnity, including a bond, as may be reasonably requested by SouthTrust or SouthTrust's transfer agent, to indemnify and hold SouthTrust (and/or such transfer agent) harmless; and

                       (iii) Evidence to the satisfaction of SouthTrust that such holder is the owner of the Irving Common Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                   (c) In the event that the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Irving Common Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                           (1) No holder of Irving Common Shares shall be
entitled to receive any dividends or distributions declared or made with respect to such SouthTrust Shares with a record date before the Effective Time of the Merger. After the Effective Time of the Merger, and until properly surrendered and exchanged pursuant to this agreement, each outstanding certificate representing Irving Common Shares, subject to this Section 2.3(e), shall be deemed to represent and evidence for all corporate purposes, only the right to receive the consideration into which such Irving Common Shares were converted as of the Effective Time of the Merger. Accordingly, among other matters, neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares, nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid, and SouthTrust shall not be obligated to pay, to the holder of any unsurrendered certificates representing Irving Common Shares until such holder shall surrender the certificate or certificates representing the Irving Common Shares as provided for by this Agreement, and until such holder becomes the record holder of the SouthTrust Shares issuable in the Merger, such holder shall not be entitled to vote such SouthTrust Shares in respect of any matter coming before the stockholders of SouthTrust. Subject to applicable laws, following surrender of any certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any accrued dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares in accordance with the foregoing.

          Section 2.4 Laws of Escheat. If any of the consideration due to be paid or delivered to the holders of Irving Common Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Irving, SouthTrust, ST-Sub, the Exchange Agent, nor any other person acting on their behalf shall be liable to a holder of Irving Common Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF IRVING

          Irving hereby represents and warrants to ST-Sub and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

          Section 3.1  Corporate Organization.

                   (a) Irving is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Irving has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Irving is duly licensed or qualified to do business where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Irving on a consolidated basis. Irving is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation and the Bylaws of Irving, each as amended to the date hereof, have been delivered to SouthTrust.

                   (b) Irving-Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Irving-Delaware has the corporate power and authority to own and lease all of its properties and assets and to carry on its business as such business is now being conducted, and Irving-Delaware is duly licensed or qualified to do business where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Condition of Irving-Delaware on a consolidated basis. Irving-Delaware is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Certificate of Incorporation and the Bylaws of Irving-Delaware, each as amended to the date hereof, have been delivered to SouthTrust.

                   (c) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and the Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Condition of the Bank. True and correct copies of the Articles of Association and Bylaws of the Bank, as amended to the date hereof, have been delivered to SouthTrust.

                   (d) Each of Irving, Irving-Delaware, the Bank and their respective subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (e) None of Irving, Irving-Delaware or the Bank owns any capital stock of any subsidiary, or has any interest in any partnership or joint venture except that Irving-Delaware is a subsidiary of Irving and the Bank is a subsidiary of Irving-Delaware and except as set forth in Schedule 3.1(e). For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                   (f) The minute books of Irving, Irving-Delaware, the Bank and their respective subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).


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          Section 3.2  Capitalization. The authorized capital stock of Irving consists of 1,000,000 shares of Irving Common Shares, par value $ 1.00 per share, 201,841 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of Irving), and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding Irving Common Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, except as set forth on
Schedule 3.2(a), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Irving, or any securities or rights convertible into or exchangeable for shares of capital stock of Irving.

                   (a) The authorized capital stock of Irving-Delaware consists of 1,000 shares of common stock, par value $ 1.00 per share, 1,000 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of Irving-Delaware) (the "Irving-Delaware Shares"). All of the issued and outstanding Irving-Delaware Shares have been duly authorized and validly issued, and all such shares are fully paid and non-assessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Irving-Delaware, or any securities or rights convertible into or exchangeable for shares of capital stock of Irving-Delaware.

                   (b) The authorized capital stock of the Bank consists of 125,000 shares of common stock, par value $ 21.25 per share, 111,061 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of the Bank) (the "Bank Shares"). All of the issued and outstanding Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of the Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of the Bank.

                   (c) All of the issued and outstanding shares of capital stock of Irving-Delaware:

                       (i) are owned by Irving; and

                       (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

                   (d) All of the issued and outstanding shares of capital stock of the Bank:

                       (i) are owned by Irving-Delaware; and

                       (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto, except as set forth on Schedule 3.2(e).

          Section 3.3 Financial Statements; Filings. Irving has previously delivered to SouthTrust copies of the financial statements of Irving as of and for the years ended 1997, 1998, and 1999, and for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 and Irving shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Irving, the additional consolidated financial statements of Irving as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Irving").

                   (a) The Bank has previously delivered to SouthTrust copies of the financial statements of the Bank as of and for each of the years ended 1997, 1998 and 1999 and the financial statements of the Bank for the periods ended March 31, 2000, June 30, 2000 and ended September 30, 2000, and the Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter (or other reporting period) or year of the Bank, the financial statements of the Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of the Bank").

                   (b) The Bank has previously delivered to SouthTrust copies of the Call Reports of the Bank as of and for each of the three (3) fiscal years ended immediately prior to this Agreement and the Call Reports of the Bank as of and for the periods after the end of the most recent fiscal year and prior to the date of this Agreement, and the Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent fiscal quarter (or other reporting period) or year of the Bank, the Call Reports of the Bank as of and for each subsequent fiscal quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of the Bank").


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                   (c) Each of the Financial Statements of Irving, each of the
Financial Statements of the Bank, and each of the Call Reports of the Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Irving and the Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Irving, each of the Financial Statements of the Bank, and each of the Call Reports of the Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Irving on a consolidated basis, as applicable, and the financial position of the Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of Irving on a consolidated basis, as applicable, and the results of operations of the Bank (as the case may be) for the respective periods therein set forth.

                   (d) To the extent not prohibited by law, Irving has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause the Bank to furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (e) Except as set forth in Schedule 3.3(f), since
December 31, 1999, none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Irving on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Irving, the Financial Statements of the Bank or the Call Reports of the Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 1999, in the ordinary course of business consistent with past practices. Since December 31, 1999, neither Irving nor the Bank have incurred or paid any obligation or liability which would be material to the Condition of Irving on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

          Section 3.4 Loan Portfolio; Reserves. Except as set forth in Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000.00 reflected as assets in the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1999, were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the allowances for possible loan losses shown on the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1999, were, and the allowance for possible loan losses to be shown on the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate, to the best knowledge of Irving, to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Irving and the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), (iii) Irving has reserved on the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1999 and on the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement an amount adequate to provide for losses relating to or arising out of other real estate owned and any pending or threatened litigation applicable to Irving, the Bank and their subsidiaries as of the dates thereof, and (iv) each such allowance described above has been established in accordance with the accounting principles described in Section 3.3(d) and applicable regulatory requirements and guidelines.

          Section 3.5  Certain Loans and Related Matters. Except as set forth in
Schedule 3.5, none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries are parties to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000.00 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Irving, Irving-Delaware, the Bank, their respective subsidiaries or any


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Regulatory Authority, should have been classified as "substandard," "doubtful,"
"loss," "other loans especially mentioned", "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or any ten percent (10%) shareholder of Irving, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Irving, Irving-Delaware, the Bank or any of their respective subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of Irving on a consolidated basis. As of the date of any Financial Statement of Irving, any Financial Statement of the Bank and any Call Report of the Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of Irving, the Financial Statements of the Bank, and the Call Reports of the Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Schedule 3.5.

          Section 3.6 Authority; No Violation. Irving has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Irving and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Irving has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Irving's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Irving are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Irving and delivered by Irving, will constitute a valid and binding obligation of Irving, and will be enforceable against Irving in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (a) Except as set forth on Schedule 3.6, neither the execution and delivery of this Agreement by Irving nor the consummation by Irving of the transactions contemplated hereby, nor compliance by Irving with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Irving, the Certificate of Incorporation or Bylaws of Irving-Delaware, or the Articles of Association or Bylaws of the Bank, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

          Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of Irving pursuant to the proxy statement of Irving relating to the meeting of the shareholders of Irving at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the appropriate Regulatory Authorities; (iii) the approval of this Agreement by the shareholders of ST-Sub and Irving; (iv) the filing of a Certificate or Articles of Merger with the State of Alabama and the State of Texas; and (v) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Irving of this Agreement, and the consummation by Irving of the Merger and the other transactions contemplated hereby.

          Section 3.8 Broker's Fees. None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except for Hovde Financial, LLC, a copy of whose engagement letter with Irving is attached as Schedule 3.8.

          Section 3.9 Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since December 31, 1999, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Irving Common Shares or (ii) any change or any event involving a prospective change


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in the Condition of Irving on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of Irving on a consolidated basis or on Irving, the Bank or any of their respective subsidiaries generally, including, without limitation any change in the administrative or supervisory standing or rating of Irving, the Bank or any of their respective subsidiaries with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

          Section 3.10 Legal Proceedings; Etc. Except as set forth in Schedule 3.10, none of Irving, the Bank or any of their respective subsidiaries is a party to any, and there are no pending or, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Irving, Irving-Delaware, the Bank or any of their respective subsidiaries challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries as of the date hereof, there is no proceeding, claim, action or governmental investigation against Irving, Irving-Delaware, the Bank or any of their respective subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Irving, Irving-Delaware, the Bank or any of their respective subsidiaries which has or might reasonably be expected to have a material adverse effect on the Condition of Irving on a consolidated basis; there is no default by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries under any material contract or agreement to which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is a party; and none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries and none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

          Section 3.11 Taxes and Tax Returns. (a) Irving has previously delivered or made available to SouthTrust copies of the federal, state and local income tax returns of Irving and, if consolidated returns do not exist for all periods, of Irving-Delaware, the Bank and each of their respective subsidiaries, for the years 1997, 1998 and 1999 and all schedules and exhibits thereto, and, will provide SouthTrust with a copy of all federal, state and local income tax returns for the year 2000, with all schedules and exhibits thereto, when such returns are filed, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Schedule 3.11, Irving, Irving-Delaware, the Bank and their respective subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Irving, Irving-Delaware, the Bank and any of their respective subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Irving, Irving-Delaware, the Bank and any of their respective subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is responsible for the taxes of any other person other than Irving, Irving-Delaware, the Bank and any of their respective subsidiaries, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                   (b) Except as disclosed in Schedule 3.11, neither Irving, Irving-Delaware, the Bank nor any of their respective subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, have been adequately provided for in the Financial Statements of Irving, of Irving-Delaware, or of the Bank, as the case may be.

                   (c) Except as disclosed in Schedule 3.11, neither Irving, Irving-Delaware, the Bank nor any of their respective subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280 G or 162(m) of the Code.

                   (d) There has not been an ownership change, as defined in
Section 382(g) or the Code, of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries that occurred during or after any taxable period in which


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Irving, Irving-Delaware, the Bank or any of their respective subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of Irving immediately preceding the date of this Agreement.

                   (e) (i) Proper and accurate amounts have been withheld by Irving, Irving-Delaware, the Bank and their respective subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Irving, Irving-Delaware, the Bank and their respective subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by either Irving, Irving-Delaware, or the Bank in the Financial Statements of Irving, of Irving-Delaware, or of the Bank.

          Section 3.12 Employee Benefit Plans. None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Schedule 3.12(a). Irving, Irving-Delaware, the Bank or their respective subsidiaries have, with respect to each such plan, delivered to SouthTrust true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any);
(v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and
(vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation ("PBGC")).

                   (a) None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries (or any pension plan maintained by any of them) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                   (b) None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                   (c) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Irving, Irving-Delaware, the Bank and their respective subsidiaries comply, in all material respects, with the provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such "employee benefit plans." None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of Irving or the Financial Regulatory Reports of Irving and the Bank.

                       For purposes of this Agreement, "COBRA" means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and "HIPAA" means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

                   (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under
Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                   (e) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.


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                   (f) Except as described in Schedule 3.12(g), neither the
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                   (g) No employee benefit plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. Irving, Irving-Delaware, the Bank and their respective subsidiaries have never been a party to or participant in a multiemployer plan.

                   (h) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any employee benefit plan or against the assets of any employee benefit plan. No assets of Irving, Irving-Delaware, the Bank or their respective subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

                   (i) Each employee benefit plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

                   (j) No employee benefit plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. No employee benefit plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                   (k) As set forth in Schedule 3.12(l), each employee pension benefit plan, as defined in Section 3(2) of ERISA , that is not qualified under
Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Irving, Irving-Delaware, the Bank or their respective subsidiaries are allocated to or held in a "rabbi trust" or similar funding vehicle.

                   (l) Except as set forth on Schedule 3.12(m), no employee benefit plan provides benefits to any current or former employee of Irving, Irving-Delaware, the Bank or their respective subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of Irving, Irving-Delaware, the Bank or their respective subsidiaries.

          Section 3.13 Title and Related Matters. Except as set forth in
Schedule 3.13(a), Irving, Irving-Delaware, the Bank and their respective subsidiaries have good title, and as to owned real property, have good and indefeasible title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of them on the Financial Statements of Irving, the Financial Statements of the Bank, or the Call Reports of the Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1999), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Irving, the Financial Statements of the Bank, and the Call Reports of the Bank or incurred in the ordinary course of business after December 31, 1999, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Irving on a consolidated basis.

                   (a) All agreements pursuant to which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which, individually or in the aggregate, would not have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (b) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by Irving, Irving-Delaware, the Bank and their

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respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Irving, Irving-Delaware, the Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

          Section 3.14 Real Estate. Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or in which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has any ownership or leasehold interest.

                   (a) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address, and telephone number of the landlord or sublandlord and the landlord's property manager (if any), under which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, as appropriate, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which, individually or in the aggregate, would not have a material adverse effect on the Condition of Irving on a consolidated basis. Except as set forth in Schedule 3.14(b), Irving, Irving-Delaware, the Bank and their respective subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. Irving, Irving-Delaware, the Bank and their respective subsidiaries have the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Irving, Irving-Delaware, the Bank and their respective subsidiaries and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                   (b) None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b), including, but not limited to, any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (c) As to each parcel of real property owned or used by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has received notice of any pending or, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

          Section 3.15 Environmental Matters.

                   (a) Each of Irving, Irving-Delaware, the Bank, their respective subsidiaries, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (b) There is no litigation pending or, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned, leased or operated by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (c) There is no litigation pending or, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which any Participation Facility or Loan Property (or Irving, Irving-Delaware, the Bank or any of their respective subsidiaries in respect of such Participation Facility or Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or


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potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Participation Facility or Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (d) To the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of Irving on a consolidated basis.

                   (e) During the period of (i) ownership or operation by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries of any of their respective current properties, (ii) participation by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries in the management of any Participation Facility, or (iii) holding by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries of a security interest in any Participation Facility or Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (f) Except as described in Schedule 3.15(f), prior to the period of (i) ownership or operation by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries of any of their respective current properties,
(ii) participation by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries in the management of any Participation Facility, or
(iii) holding by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries of a security interest in any Participation Facility or Loan Property, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Irving on a consolidated basis.

                   (g) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Participation Facility or Loan Property" means any property owned by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, or in which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Irving, Irving- Delaware, the Bank or any of their respective subsidiaries participate in the management and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

          Section 3.16 Commitments and Contracts. (a) Except as set forth in
Schedule 3.16(a), none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                       (i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder as a result of such termination by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries);

                       (ii) Any labor contract or agreement with any labor union;

                       (iii) Any contract covenants which limit the ability of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries may carry on its business (other than as may be required by law or applicable regulatory authorities);


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                       (iv) Any lease (other than real estate leases described
on Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more or that contain provisions requiring payment of fees or noncompetition covenants in the event of early termination; or

                       (v) Any other contract or agreement which would be required to be disclosed in reports filed by Irving, the Bank or their respective subsidiaries with the SEC, the FRB or the FDIC and which has not been so disclosed.

                   (b) Except as set forth in Schedule 3.16(b), there is not, under any agreement, lease or contract to which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

          Section 3.17 Regulatory, Accounting and Tax Matters. None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has taken or agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, mattes relating to the Community Reinvestment Act and protests thereunder; (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) to the knowledge of Irving, materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

          Section 3.18 Registration Obligations. None of Irving,
Irving-Delaware, the Bank or any of their respective subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

          Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

          Section 3.20 Insurance. Irving, Irving-Delaware and the Bank are presently insured, and during each of the past three (3) calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Irving, Irving-Delaware, the Bank and their respective subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Schedule 3.20.

          Section 3.21 Labor. (a) No work stoppage involving Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is pending as of the date hereof or, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, threatened. None of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is involved in, or, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, threatened with or affected by, any proceeding asserting that Irving, Irving-Delaware, the Bank or any of their respective subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of Irving on a consolidated basis. No union represents or claims to represent any employees of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, and, to the knowledge of Irving, Irving-Delaware, the Bank and their respective subsidiaries, no labor union is attempting to organize employees of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries.

                   (b) Irving, Irving-Delaware, the Bank or their respective subsidiaries has made available to SouthTrust a true and complete list of all employees of Irving, Irving-Delaware, the Bank and their respective subsidiaries as of the date hereof, together with the employee position, title, salary, date of hire and employment records, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees. The consummation of the transactions contemplated hereby will not cause SouthTrust or ST-Sub to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity. Except as set forth on Schedule 3.21(b) hereto, no employee of Irving, Irving-Delaware, the Bank or their respective subsidiaries has any contractual right to continued employment by Irving. Except as set forth on Schedule 3.21(b) hereto, there are no employment agreements, contracts, plans, arrangements professional service contracts, commitments or understandings between Irving, Irving-Delaware, the Bank or their respective subsidiaries and any employee not terminable at will.


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                   (c) Irving, Irving-Delaware, the Bank and their respective subsidiaries are in compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

                   (d) Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and there is not threatened any proceeding against or affecting Irving, Irving-Delaware, the Bank or their respective subsidiaries relating to he alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Irving, Irving-Delaware, the Bank or their respective subsidiaries.

          Section 3.22 Compliance with Laws. Each of Irving, Irving-Delaware, the Bank and their respective subsidiaries has conducted its business and owned its assets in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of Irving on a consolidated basis. Except as disclosed in Schedule 3.22, none of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries:

                   (a) Is in violation of any laws, regulations, rules, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of Irving on a consolidated basis; and

                   (b) Has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a material adverse effect on the Condition of Irving on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a material adverse effect on the Condition of Irving on a consolidated basis, (iii) requiring Irving, Irving-Delaware, the Bank or any of their respective subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, including, without limitation, any restrictions on the payment of dividends.

          Section 3.23 Transactions with Management. Except for deposits, all of which are on terms and conditions comparable to those made available to other customers of the Bank at the time such deposits were entered into, the loans listed on Disclosure Schedule 3.5, the agreements listed on Schedules 3.16(a) and 3.16(b), and the items described on Schedule 3.23, there are no contracts with or commitments to present or former shareholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

          Section 3.24 Derivative Contracts. None of Irving, Irving-Delaware or the Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Irving and the Financial Statements of the Bank which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in
Schedule 3.24.

          Section 3.25 Deposits. None of the deposits of the Bank is a "brokered" deposit or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of any deposits of the Bank represents a deposit of any affiliate of the Irving's except as set forth in Schedule 3.25.

          Section 3.26 Accounting Controls. Each of the Irving, Irving-Delaware, the Bank and their respective subsidiaries has devised and maintained systems of internal accounting control designed to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the Irving, Irving-Delaware, the Bank and their respective subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally


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accepted accounting principles consistently applied with respect to institutions such as the Irving, Irving-Delaware, the Bank and their respective subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of the Irving, Irving-Delaware, the Bank and their respective subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the Irving, Irving-Delaware, the Bank and their respective subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

          Section 3.27 Proxy Materials. None of the information relating to Irving, Irving-Delaware, the Bank or any of their respective subsidiaries to be included in the Proxy Statement of Irving relating to the meeting of the shareholders of Irving at which the Merger is to be considered will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by SouthTrust concerning SouthTrust or any of its subsidiaries) shall be and remain with Irving, Irving-Delaware, the Bank and their respective subsidiaries.

          Section 3.28 Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); the Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

          Section 3.29 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Schedules of Irving contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                              SOUTHTRUST AND ST-SUB


          SouthTrust and ST-Sub hereby represent and warrant to Irving as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

          Section 4.1 Organization and Related Matters of SouthTrust. SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to Irving.

                   (a) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

          Section 4.2 Organization and Related Matters of ST-Sub. ST-Sub is validly existing and in good standing under the laws of the State of Alabama. ST-Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Sub, or the character or location or the properties and assets owned or leased by ST-Sub make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of ST-Sub, as each may be amended to the date hereof, will be made available to Irving.


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                   (a) Each of SouthTrust and ST-Sub, as of the Effective Time
of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                   (b) As of the Effective Time of the Merger, the minute books of SouthTrust and ST-Sub will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of SouthTrust and ST-Sub.

          Section 4.3 Capitalization. As of September 30, 2000 the authorized capital stock of SouthTrust consisted of 500,000,000 shares of common stock, par value $2.50 per share, 168,245,014 shares (which includes the rights associated with such shares pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding shares of common stock of SouthTrust have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

          Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust and ST-Sub, and no other corporate proceedings on the part of SouthTrust or ST-Sub are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust and ST-Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust or the Articles of Incorporation or Bylaws of ST-Sub or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust or ST-Sub under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust or ST-Sub is a party, or by which SouthTrust or ST-Sub or any of their respective properties or assets may be bound or affected or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust or ST-Sub or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4, and (Y) with respect to
(A) and (B) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

          Section 4.5 Financial Statements. SouthTrust has made available to Irving copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1998 and 1999, and for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, and SouthTrust will make available to Irving, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                   (a) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.


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                   (b) Since December 31, 1999, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1999 in the ordinary course of business consistent with past practices. Since December 31, 1999, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

          Section 4.6 Absence of Certain Changes or Events. Since December 31, 1999, there has not been any change or any event involving a prospective change in the Condition of SouthTrust on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of SouthTrust on a consolidated basis or on SouthTrust, ST-Sub or any of their respective subsidiaries generally, including, without limitation any change in the administrative or supervisory standing or rating of SouthTrust, ST-Sub or any of their respective subsidiaries with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

          Section 4.7 Legal Proceedings, Etc. Except as set forth on Schedule 4.7, or as disclosed in any registration statement filed by SouthTrust with the SEC and made available to the Irving hereunder, neither SouthTrust nor any of its affiliates is a party to any, and there have been no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

          Section 4.8 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Sub and Irving; (iii) the filing of a Certificate or Articles of Merger with the States of Alabama and Texas; or (iv) as disclosed on Schedule 4.8, no Consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Sub or, to the knowledge of SouthTrust, by Irving of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

          Section 4.9 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Irving in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Irving to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

          Section 4.10 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement.

          Section 4.11 No Broker's or Finder's Fees. Neither SouthTrust nor ST-Sub or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

          Section 4.12 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Schedules of SouthTrust or ST-Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.13 SEC Filings. SouthTrust has filed all forms, reports and documents required to be filed by SouthTrust with the SEC since December 31, 1998, other than registration statements on Form S-4 and S-8 (collectively, the "SouthTrust SEC Reports"). The SouthTrust SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omit to


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

state a material fact required to be stated in such SouthTrust SEC Reports or necessary in order to make statements in which SouthTrust's SEC Reports, in light of the circumstances under which they were made, not misleading.

          Section 4.14 Compliance with Laws. Each of SouthTrust or ST-Sub has conducted its business and owned its assets in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on SouthTrust. Except as disclosed in Disclosure Schedule 4.15, none of SouthTrust or ST-Sub:

                   (a) is in violation of any laws, regulations, rules, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on SouthTrust; and

                   (b) has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that SouthTrust or ST-Sub is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on SouthTrust, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on SouthTrust, (iii) requiring SouthTrust or ST-Sub to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of SouthTrust or ST-Sub, including, without limitation, any restrictions on the payment of dividends.


                                   ARTICLE V.

                            COVENANTS AND AGREEMENTS


          Section 5.1 Conduct of the Business of Irving. During the period from the date of this Agreement to the Effective Time of the Merger, Irving shall, and shall cause the Bank and each direct or indirect subsidiary to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking and business principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Irving or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                   (a) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Irving shall not, and it shall not permit the Bank or any of their respective subsidiaries, without the prior written consent of SouthTrust, to:

                       (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries;

                       (ii) with the exception of the conversion of those certain debentures described in Schedule 3.2(a), change the number of shares of the authorized, issued or outstanding capital stock of Irving, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Irving, or declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Irving, Irving-Delaware or the Bank, except as may be necessary for Irving to service its debt obligation to Texas Independent Bank, as set forth on Schedule 5.1(b)(ii);

                       (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

                       (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $75,000 other than pursuant to binding commitments existing on September 30, 2000 and disclosed in a


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


Schedule delivered pursuant to Article III of this Agreement or in the annexed
Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

                       (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein or any tangible or intangible personal property having a book value in excess of or in exchange for consideration in excess of $50,000.00 for each such parcel or interest;

                       (vi) except as set forth on Schedule 5.1(b)(vi), pay any bonuses to any officer, employee or director except pursuant to the terms of an enforceable written agreement or existing written plan set forth on Schedule 3.16(a); enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit or bonus plan, except as may be required by law or this Agreement; grant any general increase in compensation to its employees as a class or to its officers except in the ordinary course of business and consistent with past practices and policies and pursuant to the budget that has previously been provided to SouthTrust; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

                       (vii) enter into or extend any agreement, lease or license relating to real property, tangible or intangible personal property or any service or other function (including, without limitation) data processing, bankcard functions or check services relating to Irving, Irving-Delaware, the Bank or any of their respective subsidiaries that involves an aggregate of $25,000.00;

                       (viii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with the past practices of Irving, Irving-Delaware and the Bank;

                       (ix) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation, or any Derivative Contract;

                       (x) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of Irving or the Bank which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by a banking subsidiary in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement; or

                       (xi) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Irving, Irving-Delaware, the Bank or any respective subsidiaries for material money damages or restrictions upon any of their operations.

          Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Irving will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of Irving. Irving will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Irving, Irving-Delaware, the Bank or their respective subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving Irving, Irving-Delaware, the Bank or any of their respective subsidiaries, and will keep SouthTrust fully informed of such events. Irving will furnish to SouthTrust, promptly after the preparation and/or receipt by Irving thereof, copies of its unaudited periodic financial statements and shall furnish or cause the Bank or such other applicable subsidiary of Irving or the Bank to furnish to SouthTrust promptly after the preparation and/or receipt by Irving, the Bank or such subsidiary, copies of all periodic financial statements of the Bank and such subsidiaries, and all call reports with respect to the Bank for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Irving, the Financial Statements of the Bank and the Call Reports of the Bank.


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
         Section 5.3 Access to Properties; Personnel and Records. So long as this Agreement shall remain in effect, Irving, Irving-Delaware, the Bank and their respective subsidiaries, shall permit SouthTrust or its agents full access, during normal business hours, to the properties of Irving, Irving-Delaware, the Bank and their respective subsidiaries, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Irving, Irving-Delaware, the Bank or their respective subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports (to the extent permissible), correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and Irving, Irving-Delaware, the Bank and their respective subsidiaries shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of Irving's, Irving-Delaware's, the Bank's and their respective subsidiaries' accountants. Irving, Irving-Delaware, the Bank and their respective subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Irving, Irving-Delaware, the Bank and their respective subsidiaries shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Irving, Irving-Delaware, the Bank or their respective subsidiaries. In addition, during the period from the date of this Agreement to the Effective Time of the Merger, Irving shall permit representatives of SouthTrust and its affiliates to attend each meeting of the Board of Directors of Irving, Irving-Delaware, and the Bank and committees thereof, except that such representatives may not attend, unless otherwise permitted by Irving, any portion of any such meeting during which this Agreement and the transactions contemplated hereby are discussed. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Irving, Irving-Delaware and the Bank.

                  (a) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to any information which
(A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice of any such required disclosure. Furthermore, if the Merger is not consummated as contemplated herein, each party hereto agrees that, for a period of one (1) year from the date the proposed transactions are abandoned, it shall not solicit or induce, or attempt to solicit or induce, any employee of the other party and their respective affiliates to terminate such employment or to become employees of any other person or entity. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of Irving Shareholders. Irving will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Irving will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, and Irving will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby, neither Irving, Irving-Delaware, the Bank, nor any "affiliate" (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, "Representative") retained by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to, any "takeover proposal" (as defined below) by any other party. Except to the extent necessary to comply with the fiduciary duties of Irving's Board of Directors as advised in writing by counsel to such Board of Directors, neither Irving nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but Irving may communicate information about such a takeover proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations as advised in writing by counsel. Irving shall promptly notify SouthTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Irving shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, an "affiliate" of a party means (i) any other party directly or indirectly controlling, controlled by or under common control with such party, (ii) any executive officer, director, partner, employer or direct or indirect beneficial owner of a ten percent (10%) or greater equity or voting interest in such party, or (iii) any other party for which a party described in clause (ii) acts in any such capacity. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or for the acquisition of a significant equity interest in Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or for the acquisition of a significant portion of the assets or liabilities of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries.

         Section 5.6 Notice of Deadlines. Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Irving, Irving-Delaware, the Bank or any of their respective subsidiaries is a party.

         Section 5.7 Affiliates. No later than thirty (30) days following the execution of this Agreement, Irving shall deliver to SouthTrust a letter identifying all persons who are anticipated to be, at the time this Agreement is submitted for approval to the shareholders of Irving, "affiliates" of Irving for purposes of Rule 145 under the Securities Act of 1933. Irving shall use its best efforts to cause each person named in the letter referred to above to deliver to SouthTrust not later than thirty (30) days following the execution of this Agreement a written agreement substantially in the form of EXHIBIT 5.7 providing that such person will not sell, pledge, transfer, or otherwise dispose of the Irving Common Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933 and the rules and regulations promulgated thereunder and until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Irving and its subsidiaries have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. To assure that the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of Irving in exchange for the Irving Common Shares shall not be transferable until such time as the financial results covering at least thirty
(30) days of combined operations of SouthTrust and Irving and its subsidiaries have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section 5.7.

         Section 5.8 Maintenance of Properties. Irving, Irving-Delaware, the Bank and their respective subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9 Environmental Audits. At the election of SouthTrust, Irving will, at its own expense, with respect to each parcel of real property that Irving, Irving-Delaware, the Bank or any of their respective subsidiaries owns, leases or subleases, procure and deliver to SouthTrust, as soon as practicable following notice of such election by SouthTrust, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.10 Title Insurance. At the election of SouthTrust, Irving will, at its own expense, with respect to each parcel of real property that Irving, Irving-Delaware, the Bank or any of their respective subsidiaries owns, leases or subleases, procure and deliver to SouthTrust, as soon as practicable following notice of such election by SouthTrust, commitments to issue owner's title insurance in such amounts and by such insurance company reasonably acceptable to SouthTrust, which commitments shall be free of all material exceptions to SouthTrust's reasonable satisfaction.


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

         Section 5.11 Surveys. At the election of SouthTrust, with respect to each parcel of real property identified by SouthTrust, Irving, at its own expense, will procure and deliver to SouthTrust as soon as practicable following notice of such election by SouthTrust, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

         Section 5.12 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.14(b), Irving will, or shall cause the Bank and each applicable subsidiary of the Irving and the Bank to use its best efforts to, obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of the Irving, Irving-Delaware, the Bank and their respective subsidiaries to ST-Bank and to permit the use and operation of the leased premises by ST-Bank.

         Section 5.13 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, Irving and SouthTrust will use their best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

         Section 5.14 Conforming Accounting and Reserve Policies. At the request of SouthTrust, Irving shall immediately prior to Closing establish and take such reserves and accruals as SouthTrust reasonably shall request to conform the Bank's loan, accrual, reserve and other accounting policies to the policies of ST-Bank, provided however, such requested conforming adjustment shall not be taken into account as having a material adverse effect on the Irving.

         Section 5.15 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither ST-Sub nor Irving shall, or shall permit any of their respective subsidiaries or affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

         Section 5.16 Compliance Matters. Prior to the Effective Time of the Merger, Irving shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by Irving, Irving-Delaware, the Bank or any of their respective subsidiaries; provided that neither SouthTrust nor ST-Sub shall be responsible for discovering or have any obligation to disclose the existence of such defects to Irving nor shall SouthTrust or ST-Sub have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.17 Bank Merger Agreement. Prior to the effective time of the Merger, ST-Bank and the Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as EXHIBIT 5.17; provided that the transaction contemplated by that Bank Merger Agreement shall not be consummated prior to the Effective Time of the Merger. Irving agrees that it shall vote by action by written consent or as otherwise required the shares of capital stock of the Bank held by Irving in favor of such Bank Merger Agreement and the transactions contemplated thereby.

         Section 5.18 Convertible Notes. With respect to the 7% Convertible Subordinated Promissory Notes (the "Convertible Notes") issued by Irving, no later than 30 days prior to the Effective Time, Irving shall give notice to the holders of the Convertible Notes of its intention to prepay all of the principal of and accrued interest on the Convertible Note. Immediately prior to the Effective Time, Irving shall prepay in full the principal of and accrued interest on any Convertible Notes that have not been converted into Irving Common Shares in accordance with the terms of such Convertible Notes.


                                   ARTICLE VI.

                       ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. Following the execution and delivery of this Agreement, SouthTrust and Irving shall cause to be prepared and filed, all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Irving. Each of the parties shall have the right, upon request, to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                  (a) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                  (a) The parties agree that appropriate steps shall be taken to terminate the Irving National Bancshares, Inc. 401(k) Plan (the "Irving Savings Plan") as of a date prior to the Effective Time of the Merger or as promptly as practicable thereafter, SouthTrust shall take appropriate steps to wind up the Irving Savings Plan and distribute the assets of its trust in accordance with the terms of the Irving Savings Plan and applicable law, following the termination of the Irving Savings Plan and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination. In addition, the parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries other than the Irving Savings Plan immediately prior to, at or as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this Subsection
(b) and of paragraphs (i)-(ii) below are then met and provided further that all employees of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries who were participating immediately prior to the Merger in employee benefit plans of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries (other than the Irving Savings Plan) for which SouthTrust maintains a corresponding plan shall commence participation in SouthTrust's corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the employee benefit plans of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries without any gap or interruption in coverage (including any gap affecting any Irving employee's dependents), whether a gap in time of coverage or in waiting or elimination periods. Subject to Section 6.3(c) hereof and except as otherwise specifically provided below, SouthTrust agrees that the officers and employees of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries who SouthTrust or its subsidiaries employ shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                           (i)      with respect to each SouthTrust group health
plan (within the meaning of Section 5000(b)(1) of the Code), SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre- existing conditions; and

                           (ii)     credit for each such employee's past service
with Irving, Irving-Delaware, the Bank or any of their respective subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                    (1)     determining vacation, sick leave and
other leave benefits and accruals, in accordance with the established policies of SouthTrust;

                                    (2)     establishing eligibility for
participation in and vesting under SouthTrust's welfare and fringe benefit plans, and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service.

                  (b) From and after the Applicable Date (as hereinafter defined) and subject to applicable law, SouthTrust shall recognize the service of all employees of Irving, Irving-Delaware, the Bank or any of their respective subsidiaries for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the SouthTrust Corporation Employees' Cash Profit Sharing Plan (the "ST Cash PS Plan"), the SouthTrust Discount Stock Payroll Purchase Plan (the "ST Discount Stock Plan") and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") as follows:

                           (i)      for purposes of vesting and eligibility
under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the ST Cash PS Plan, the ST Discount Stock Plan and the ST Retirement Plan, all Past Service Credit shall be credited as if such service had been performed for SouthTrust and all service performed for SouthTrust from and after the Effective Time of the Merger shall be credited; and

                           (ii)     for purposes of benefit accrual under the
ST Retirement Plan, all service performed for SouthTrust from and after the Applicable Date shall be credited.

 The "Applicable Date" with respect to a plan is as specified below:

                   Plan                                        Applicable Date
                   ----                                        ---------------
         SouthTrust 401(k) Plan             The Eligibility Plan Entry Date as defined in such plan

         SouthTrust Employee Stock
         Ownership Plan                     January 1, 2002

         ST Cash PS Plan                    January 1, 2002

         ST  Retirement Plan                January 1, 2002

         ST Discount Stock Plan             January 1, 2002

         Section 6.4 Indemnification. (a) Irving agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws; (including, but not limited to, the Securities Act or the Exchange Act), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement and material fact contained in any Registration Statement, the Proxy Statement, or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading.

                  (b) For a period of three (3) years after the Effective Time of the Merger, SouthTrust shall indemnify, defend and hold harmless each person entitled to indemnification from Irving, Irving-Delaware and the Bank (each an "Indemnified Party") against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in the respective Articles of Incorporation and Bylaws of Irving, Irving-Delaware and the Bank, in each case as in effect as of the date hereof.

                  (c) After the Effective Time of the Merger, directors, officers and employees of Irving, Irving- Delaware or the Bank, except for the indemnification rights provided for in Section 6.4(b) above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of SouthTrust and its subsidiaries would be entitled under the Restated Certificate or Certificate or Articles of Incorporation and Bylaws of SouthTrust or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as SouthTrust may then make available to officers, directors and employees of SouthTrust and its subsidiaries.

                  (d) SouthTrust shall use its best efforts (and Irving shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of three (3) years after the Effective Time of the Merger Irving's existing directors' and officers' liability insurance policy (provided that SouthTrust may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii)with the consent of Irving (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that SouthTrust shall not be obligated to make premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Irving's and the Bank's directors and officers, 150% of the annual premium payments on Irving's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthTrust shall use its reasonable efforts to maintain the most advantageous policies of director's and officer's liability insurance obtainable for a premium equal to the Maximum Amount.

                  (e) If SouthTrust or any of its successors or assigns shall consolidate with or merge into any other person and shall not be continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of SouthTrust shall assume the obligations set forth in this Section 6.4.

         Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with Irving and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.6 Registration Statement. SouthTrust shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to become effective with the SEC and any such state securities authority prior to the Effective Time of the Merger, which Registration Statement shall in all material respects conform to the requirements of the Securities Act of 1933 and the General Rules and Regulations of the SEC under the Securities Act of 1933. Irving will furnish to SouthTrust the information required to be included in the Registration Statement with respect to the business and affairs of Irving, Irving-Delaware, the Bank and their respective subsidiaries before such Registration Statement is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable federal securities laws and state blue sky securities laws, as appropriate.

         Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-Sub, shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

         Section 6.8 Consideration. SouthTrust shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.


                                  ARTICLE VII.

                          MUTUAL CONDITIONS TO CLOSING

         The obligations of SouthTrust and ST-Sub, on the one hand, and Irving, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Irving and the sole shareholder of ST-Sub.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or Irving, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or Irving, as the case may be.

         Section 7.4 Registration Statement and Listing. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC or any other regulatory authority. SouthTrust shall have received all federal and state securities laws, or "Blue Sky" permits or other authorizations or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.


                                  ARTICLE VIII.

             CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB

         The obligations of SouthTrust and ST-Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of Irving set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. Irving shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. Irving shall have delivered to SouthTrust and ST-Sub a certificate of the Chief Executive Officer of Irving dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Irving under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of Irving on a consolidated basis or the consummation of the transactions contemplated by this Agreement, (b)would be materially adverse to the interests of SouthTrust on a consolidated basis or (c) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Jenkens & Gilchrist, P.C. or other counsel to Irving acceptable to SouthTrust in substantially the form set forth in EXHIBIT 8.5 hereof.

         Section 8.6 Consents Under Agreements. Irving shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by ST-Sub or ST-Bank to any obligation, right or interest of Irving or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable judgment of SouthTrust, individually or in the aggregate, have a material adverse effect on Irving or the Bank or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Irving or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Irving or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks and bank holding companies under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. Those certain employment agreements entered into between ST-Bank and John Fredrick, Sr. ("Fredrick"), and between ST-Bank and Michael Pearce, copies of which are attached hereto as EXHIBIT 8.8, shall be in full force and effect as of the Effective Time of the Merger.

         Section 8.9 Outstanding Shares of Irving; Convertible Notes. The total number of Irving Common Shares outstanding as of the Effective Time of the Merger and the total number of Irving Common Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Irving Common Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Irving Common Shares, shall not exceed 289,302 shares in the aggregate. All of the outstanding Convertible Notes shall have been converted into Irving Common Shares, or shall have been prepaid by Irving, all in accordance with the terms of such Convertible Notes.

         Section 8.10 Dissenters. The holders of not more five percent (5%) of the outstanding Irving Common Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

         Section 8.11 Pooling. SouthTrust, in the exercise of its discretion and upon the advice of its independent public accountant and after taking into account the holders of the outstanding Irving Common Shares who shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares, shall not have determined that the transactions contemplated by this Agreement fail to qualify for pooling of interests accounting treatment.

         Section 8.12 Certification of Claims. Irving shall have delivered a certificate to SouthTrust that Irving is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Irving.

         Section 8.13 Increase in Borrowing. As of the date of any Financial Statement of the Irving, any Financial Statement of the Bank or any Call Report of the Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of the Irving, the Financial Statements of the Bank and the Call Report of the Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iii) of
Section 3.5 and in Schedule 3.5.


                                   ARTICLE IX.

                       CONDITIONS TO OBLIGATIONS OF IRVING

         The obligation of Irving to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST-Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects as of the date of the Agreement and as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

         Section 9.2 Performance of Obligations. SouthTrust and ST-Sub shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-Sub shall have delivered to Irving a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-Sub under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by Irving that any fact, event or condition exists or has occurred that, in the judgment of Irving, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-Sub shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Irving, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. Irving shall have received the opinion of Bradley Arant Rose & White LLP counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in EXHIBIT 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 9.8 Tax Opinion. Irving shall have received an opinion of Bradley Arant Rose & White LLP on or before the Effective Time of the Merger, to the effect, among others, that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Irving to the extent that they receive SouthTrust Shares in exchange for their Irving Common Shares in the Merger.

         Section 9.9 Fairness Opinion. The Board of Directors of Irving shall have received a letter from Hovde Financial, LLC (the "Fairness Opinion") dated prior to or as of the date that the Proxy Statement is delivered to the shareholders of Irving in connection with any meeting of the shareholders of Irving to approve the Merger, stating that the Merger is fair, from a financial point of view, and the Fairness Opinion shall not have been withdrawn prior to or as of the Effective Time of the Merger.

         Section 9.10 Stay Pay Agreements. ST-Bank shall have entered into Stay Pay Agreements with each of L. Michael Pearce, Phillip M. Standley, William
R. Moser, Ronald E. Nordling, Larry E. Smith and Bradley L. Durham in substantially the form attached hereto as EXHIBIT 9.10.


                                   ARTICLE X.

                        TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                  (a) by the mutual consent in writing of SouthTrust and Irving; or

                  (b) by SouthTrust or Irving if the Merger shall not have occurred on or prior to May 31, 2001, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                  (c) by SouthTrust (provided that SouthTrust is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions set forth in Article VII and VIII cannot be satisfied or fulfilled and by Irving (provided that Irving is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions set forth in Article VII and IX cannot be satisfied or fulfilled, provided in each case that the non-terminating party shall be given a period of thirty (30) days in which to cure any breach of any representations, warranty, covenant or agreement;

                  (d) by SouthTrust if: (i) any fact, event or condition exists that (A) is at variance with any warranty or representation of Irving, the Bank or any of their respective subsidiaries set forth in the Agreement or is a breach of any covenant or agreement of Irving, the Bank or any of their respective subsidiaries contained in the Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of Irving on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) pertains to Irving, the Bank or any of their respective subsidiaries and would be materially adverse to the interests of SouthTrust and ST-Sub on a consolidated basis, (D) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement; or

                  (e) by Irving if (i) any fact, event or condition exists that (A) is at variance with any warranty or representation of SouthTrust or ST-Sub contained in the Agreement or is a breach of any covenant or agreement of SouthTrust or ST-Sub contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Agreement, or (C) would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement.

                  (f) by majority vote of the members of the entire Board of Directors of Irving at any time during the five-business-day period commencing on the first day following the end of the Determination Period, if the Average Closing Price of SouthTrust Shares for the Determination Period shall be less than $24.00; subject, however, to the following three sentences. If Irving elects to terminate this Agreement pursuant to this Section 10.1(f), it shall give prompt written notice thereof to SouthTrust; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-business-day period. During the five-business-day period commencing with its receipt of such notice, SouthTrust shall have the option to elect to increase the Merger Consideration, thereby increasing the Conversion Ratio, such that the quotient of (i) the product of the increased Conversion Ratio multiplied by the Average Closing Price, divided by (ii) the original Conversion Ratio, is greater than or equal to $24.00. If SouthTrust makes an election contemplated by the preceding sentence within such five-business-day period, it shall give prompt written notice to the Company of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 10.1(f).

                  For purposes of this Section 10.1(f), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily last sales prices of SouthTrust Shares as reported on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by SouthTrust) during the Determination Period.

                  "Determination Period" shall mean the ten consecutive full trading day period beginning 15 business days prior to the mailing of the Proxy Statement.

         Section 10.2      Effect of Termination; Termination Fee.

                  (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall terminate and become void, without liability on behalf of any party, and have no effect except that the breaching party shall not be relieved of any liability for an incurred willful breach of any representation, warranty, covenant or agreement giving rise to such termination and except that the provisions described in this Section 10.2, Section 10.5 and Article 11 below shall survive any such termination; provided, however, that in the event of a breach of any representation or warranty where such breach does not involve a knowing misrepresentation, the sole remedy for such breach shall be termination of this Agreement; and provided, further, that in the event of termination by SouthTrust pursuant to Section 10.1(b), SouthTrust shall reimburse Irving or the Bank for the expenses incurred by Irving or the Bank in connection with procuring the environmental assessments, title insurance and surveys provided for in Sections 5.9, 5.10 and 5.11, but only those expenses that were approved in advance by SouthTrust.

                  (b) If, after the date of this Agreement, (i) an Acquisition Transaction (as defined below) is offered, presented or proposed to Irving or its shareholders, (ii) thereafter this Agreement and the Merger are disapproved by Irving or by the shareholders of Irving and (iii) within one year after termination of this Agreement as a result of disapproval by Irving or by the shareholders of Irving, an Acquisition Transaction is consummated or a definitive agreement is entered into by Irving relating to an Acquisition Transaction (a "Trigger Event"), then immediately upon the occurrence of a Trigger Event and in lieu of any other rights and remedies of SouthTrust, Irving shall pay SouthTrust a cash amount of $1,000,000.00 as an agreed-upon termination fee (the "Termination Fee"). For purposes of this Section 10.2, "Acquisition Transaction" shall, with respect to Irving, mean any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Irving, the Bank or any of their respective subsidiaries, (b) a purchase, lease or other acquisition of all or substantially all the assets of either Irving, the Bank or any of their respective subsidiaries, (c) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 35% or more of the voting power of either Irving, the Bank or any of their respective subsidiaries, but excluding the acquisition of beneficial ownership by an existing shareholder of Irving or by any employee benefit plan maintained or sponsored by the Irving, or (d) a tender or exchange offer to acquire securities representing 35% or more of the voting power of Irving; provided, however, that a Trigger Event will not include Irving consummating an Acquisition Transaction or entering into a definitive agreement regarding an Acquisition Transaction if
(A) immediately following such Acquisition Transaction the stockholders of Irving beneficially own more than 50% of the total voting power of the outstanding voting stock of the surviving combined entity and (B) such Acquisition Transaction was not the same Acquisition Transaction that was offered, presented or proposed to Irving or its shareholders as contemplated in subsection (i) above.

                  (c) Irving and SouthTrust agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction;

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Sub and Irving.

         Section 10.4 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust and ST-Sub, on the one hand, and Irving, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Sub or Irving pursuant hereto shall survive the Effective Time of the Merger, except that Sections 5.3(b), 6.3(b),
6.4 and 6.6 shall survive the Effective Time of the Merger, and any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, Irving or the Bank (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-Sub, Irving or the Bank contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust or ST-Sub, on the one hand, and Irving or the Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub, Irving or the Bank and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE XI.

                                  MISCELLANEOUS


         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Sub and Irving with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to Irving:

                           Irving National Bancshares, Inc.
                           3636 West Northgate Drive
                           Irving, Texas 75062
                           Attention: Michael Pearce
                           Fax: (972) 252-1473

                  with a copy to:

                           Jenkens & Gilchrist, P.C.
                           1445 Ross Avenue, Suite 3200
                           Dallas, Texas 75202
                           Attention: Charles E. Greef, Esq.
                           Fax: (214) 855-4300

                  If to ST-Sub or SouthTrust, then to:

                           SouthTrust Corporation
                           420 North 20th Street
                           Birmingham, Alabama 35203
                           Attention:  Alton E. Yother
                           Fax (205) 254-6695

                  with a copy to:

                           Bradley Arant Rose & White LLP
                           2001 Park Place, Suite 1400
                           Birmingham, Alabama 35203
                           Attention:  Paul S. Ware, Esq.
                           Fax (205) 521-8800

                  All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. Expenses incurred by Irving on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law; Arbitration. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama (without respect to its conflicts of laws principles). ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by SouthTrust, one of whom shall be selected by Irving, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this Agreement to arbitrate is governed by and enforceable under 9 U.S.C. ss.ss. 1 et seq. The place of arbitration shall be Birmingham, Alabama.

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Sub to another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.



[CORPORATE SEAL]

                                             IRVING NATIONAL BANCSHARES, INC.


                                         By:         /s/Michael Pearce
                                            ------------------------------------
ATTEST                                                Michael Pearce
                                                       Its President


       /s/Ronald Christian
------------------------------------
    Its Vice President/Cashier


[CORPORATE SEAL]

                                                SOUTHTRUST OF ALABAMA, INC.


                                         By:        /s/John D. Buchanan
                                            ------------------------------------
ATTEST:                                  Its:         Vice President
                                             -----------------------------------



         /s/Alton E. Yother
------------------------------------
         Alton E. Yother
          Its Secretary


[CORPORATE SEAL]
                                                SOUTHTRUST CORPORATION


                                         By:        /s/John D. Buchanan
                                            ------------------------------------
ATTEST:                                  Its:         Vice President
                                             -----------------------------------



         /s/Alton E. Yother
------------------------------------
         Alton E. Yother
          Its Secretary

                                    EXHIBIT B
                         OPINION OF HOVDE FINANCIAL LLC

                                January 23, 2001



Board of Directors
Irving National Bancshares, Inc.
3636 West Northgate Drive
Irving, TX 75062

Members of the Board:

         We have reviewed the Agreement and Plan of Merger (the "Agreement") and related exhibits and schedules dated as of December 1, 2000, by and among SouthTrust of Alabama, Inc. and Irving National Bancshares, Inc. ("Irving") and joined in by SouthTrust Corporation ("SouthTrust"), pursuant to which, among other matters, Irving will be merged with and into SouthTrust (the "Merger"). As is set forth in the Agreement, all of the issued and outstanding Irving Common Shares shall be converted into the right to receive 648,710 SouthTrust Shares (the "Merger Consideration"). Capitalized terms used herein shall have the same meaning as in the Agreement, unless specifically stated otherwise.

         Hovde Financial LLC ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated May 4, 2000, between Irving and Hovde, Hovde was engaged to assist Irving in exploring various strategic options, including a potential affiliation of Irving with another financial institution. Therefore, we are familiar with Irving having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

         During the course of our engagement, we reviewed and analyzed information bearing upon the financial and operating conditions of Irving and SouthTrust and information prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning Irving and SouthTrust, including consolidated financial statements for each for the two years ended December 31, 1998 and 1999, respectively, as well as subsequent quarterly statements for the periods ended June 30, 2000 and September 30, 2000 for Irving and SouthTrust, respectively; the nature and terms of recent sale and merger transactions involving bank and bank holding companies that we consider relevant; historical and current market data for the common stock of Irving and SouthTrust; and financial and other publicly available information provided to us by the respective management of Irving and SouthTrust.

         In addition, we have conducted meetings with members of the senior management of Irving and SouthTrust for the purpose of reviewing the future prospects of both companies. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our overall knowledge of the banking industry and our general experience in securities valuations.

         We have acted as financial advisor to Irving with respect to the proposed Merger and have received a fee from Irving for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with Irving. In the ordinary course of their businesses, affiliates of Hovde may actively trade the debt and equity securities of SouthTrust for their own account and, accordingly, they may at any time hold long or short positions in such securities.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the publicly available materials provided to us by Irving and SouthTrust, and in the discussions with management of Irving and SouthTrust.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Irving in connection with the Merger as described in the Agreement is fair to such shareholders from a financial point of view.

                                      Sincerely,

                                      /s/ HOVDE FINANCIAL LLC

                                      HOVDE FINANCIAL LLC

                                    EXHIBIT C
                TEXAS BUSINESS CORPORATION ACT DISSENT PROVISIONS

                         TEXAS BUSINESS CORPORATION ACT

                          ARTICLES 5.11, 5.12 AND 5.13

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

          A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

         (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

         B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

         (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

                  (a)      listed on a national securities exchange;

                  (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                  (c)      held of record by not less than 2,000 holders;

         (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

         (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

                  (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                           (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                           (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                           (iii)    held of record by not less than 2,000
                                    holders;

                  (b) cash in lieu of fractional shares otherwise entitled to be received; or

                  (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

         A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

         (1)      (a)      With respect to proposed corporate action that is
         submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                  (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

         (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

         (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

         A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The restated certificate of incorporation and the restated by-laws of the registrant provide that the registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he was not adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed as part of this registration statement:


    2             Agreement and Plan of Merger of SouthTrust of Alabama, Inc.
                  and Irving National Bancshares, Inc. Joined in by SouthTrust
                  Corporation (included as Exhibit A to the proxy
                  statement/prospectus filed as part of this registration
                  statement).
   *3(a)          Composite Restated Bylaws of SouthTrust Corporation, as
                  amended.
   *3(b)          Composite Restated Certificate of Incorporation of SouthTrust
                  Corporation which was filed as Exhibit 3 to the Registration
                  Statement on Form S-3 of SouthTrust Corporation (Registration
                  No. 333-34947).
   *4(a)          Certificate of Designation of Preferences and Rights of Series
                  1999 Junior Participating Preferred Stock, adopted December
                  16, 1998 and effective February 22, 1999, which was filed as
                  Exhibit A to Exhibit 1 to SouthTrust Corporation's
                  Registration Statement on Form 8-A (File No. 001-14781).
   *4(b)          Amended and Restated Shareholder's Rights of Agreement, dated as of August 1, 2000, between SouthTrust Corporation and
                  American Stock Transfer & Trust Company, Rights Agent, which was filed as Exhibit 1 to SouthTrust Corporation's
                  Registration Statement on Form 8-A (File No. 001-14781).
   *4(c)          Indenture, dated as of May 1, 1987 between SouthTrust
                  Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
                  Statement on Form S-3 (Registration No. 33-13637).
   *4(d)          Subordinated Indenture, dated as of May 1, 1992, between
                  SouthTrust Corporation and Chemical Bank, which was filed as
                  Exhibit 4(b)(ii) to the Registration Statement on Form S-3 of
                  SouthTrust Corporation (Registration No. 33-52717).
   *4(e)          Form of Senior Indenture which was filed as Exhibit 4(b)(i) to the Registration Statement on Form S-3 of SouthTrust
                  Corporation (Registration No. 33-52717).
    5             Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.
    8             Opinion of Bradley Arant Rose & White LLP regarding certain tax matters.
   23(a)          Consent of Arthur Andersen LLP (with respect to SouthTrust
                  Corporation).
   23(b)          Consent of Hovde Financial LLC.
   23(c)          Consent of Bradley Arant Rose & White LLP (included in
                  Exhibit 5 and Exhibit 8).
   99(a)          Notice to Holders of Irving National Bancshares, Inc.
                  Convertible Subordinated Promissory Notes.
   99(b)          Notice of Conversion of Irving National Bancshares, Inc.
                  Convertible Subordinated Promissory Notes.
   99(c)          Proxy Card for Special Meeting of Shareholders of Irving
                  National Bancshares, Inc. to be held on March 15, 2001.




---------------------------
*   Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      (1)      The undersigned registrant hereby undertakes as
                           follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 23, 2001.


                                     SOUTHTRUST CORPORATION


                                     By:/S/ WALLACE D. MALONE, JR.
                                        -------------------------------------
                                     Its: Chairman of the Board of Directors,
                                     President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                             Title                             Date
               ---------                                             -----                             ----
     /S/ WALLACE D. MALONE, JR.                      Chairman, President, Chief Executive        January 23, 2001
------------------------------------                           Officer, Director
       Wallace D. Malone, Jr.                            (Principal Executive Officer)


     /S/ ALTON E. YOTHER                                 Secretary, Treasurer and                January 23, 2001
------------------------------------                      Controller (Principal
         Alton E. Yother                                     Accounting and
                                                            Financial Officer)

     /S/ JULIAN W. BANTON                                         Director                       January 23, 2001
------------------------------------                   (Chairman and Chief Executive
          Julian W. Banton                                Officer, SouthTrust Bank)


     /S/ CARL F. BAILEY                                           Director                       January 23, 2001
------------------------------------
         Carl F. Bailey


     /S/ JOHN M. BRADFORD                                         Director                       January 23, 2001
------------------------------------
         John M. Bradford


------------------------------------                              Director                       ____________
         William A. Coley


     /S/ H. ALLEN FRANKLIN                                        Director                       January 23, 2001
------------------------------------
         H. Allen Franklin

     /S/ WILLIAM C. HULSEY                                        Director                       January 23, 2001
------------------------------------
         William C. Hulsey


     /S/ DONALD M. JAMES                                          Director                       January 23, 2001
------------------------------------
         Donald M. James


------------------------------------                              Director                       ____________
         Allen J. Keesler, Jr.


------------------------------------                              Director                       ____________
         Rex J. Lysinger


     /S/ VAN L. RICHEY                                            Director                       January 23, 2001
------------------------------------
         Van L. Richey

                                INDEX TO EXHIBITS


EXHIBIT
   NO.                              DESCRIPTION
-------                             -----------
    2             Agreement and Plan of Merger of SouthTrust of Alabama, Inc.
                  and Irving National Bancshares, Inc. Joined in by SouthTrust
                  Corporation (included as Exhibit A to the proxy
                  statement/prospectus filed as part of this registration
                  statement).
   *3(a)          Composite Restated Bylaws of SouthTrust Corporation, which was filed as Exhibit 4(e) to the Registration Statement on Form S-4
                  of SouthTrust Corporation (Registration No. 33-61557).
   *3(b)          Composite Restated Certificate of Incorporation of SouthTrust
                  Corporation which was filed as Exhibit 3 to the Registration
                  Statement on Form S-3 of SouthTrust Corporation (Registration
                  No. 333-34947).
   *4(a)          Certificate of Designation of Preferences and Rights of Series
                  1999 Junior Participating Preferred Stock, adopted December
                  16, 1998 and effective February 22, 1999, which was filed as
                  Exhibit A to Exhibit 1 to SouthTrust Corporation's
                  Registration Statement on Form 8-A (File No. 001-14781).
   *4(b)          Amended and Restated Shareholder's Rights of Agreement, dated as of August 1, 2000, between SouthTrust Corporation and
                  American Stock Transfer & Trust Company, Rights Agent, which was filed as Exhibit 1 to SouthTrust Corporation's
                  Registration Statement on Form 8-A (File No. 001-14781).
   *4(c)          Indenture, dated as of May 1, 1987 between SouthTrust
                  Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
                  Statement on Form S-3 (Registration No. 33-13637).
   *4(d)          Subordinated Indenture, dated as of May 1, 1992, between
                  SouthTrust Corporation and Chemical Bank, which was filed as
                  Exhibit 4(b)(ii) to the Registration Statement on Form S-3 of
                  SouthTrust Corporation (Registration No. 33-52717).
   *4(e)          Form of Senior Indenture which was filed as Exhibit 4(b)(i) to the Registration Statement on Form S-3 of SouthTrust
                  Corporation (Registration No. 33-52717).
    5             Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.
    8             Opinion of Bradley Arant Rose & White LLP regarding certain tax matters.
   23(a)          Consent of Arthur Andersen LLP (with respect to SouthTrust
                  Corporation).
   23(b)          Consent of Hovde Financial LLC.
   23(c)          Consent of Bradley Arant Rose & White LLP (included in
                  Exhibit 5 and Exhibit 8).
   99(a)          Notice to Holders of Irving National Bancshares, Inc.
                  Convertible Subordinated Promissory Notes.
   99(b)          Notice of Conversion of Irving National Bancshares, Inc.
                  Convertible Subordinated Promissory Notes.
   99(c)          Proxy Card for Special Meeting of Shareholders of Irving
                  National Bancshares, Inc. to be held on March 15, 2001.

------------------------------
*   Incorporated by reference.